Exhibit (a)(1)(A)

Offer to Purchase for Cash

Any and All of the Outstanding Shares of Common Stock

Including the Associated Rights

of

SOUTHWEST GAS HOLDINGS, INC.

at

$75.00 Net Per Share

by

IEP UTILITY HOLDINGS LLC

a wholly-owned subsidiary of

ICAHN ENTERPRISES HOLDINGS L.P.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON DECEMBER 27, 2021, UNLESS THE OFFER IS EXTENDED (SUCH DATE AND TIME, AS IT MAY BE EXTENDED, THE “EXPIRATION DATE”) OR EARLIER TERMINATED.

THE OFFER IS BEING MADE BY IEP UTILITY HOLDINGS LLC, A DELAWARE LIMITED LIABILITY COMPANY (THE “OFFEROR”), AND ICAHN ENTERPRISES HOLDINGS L.P., A DELAWARE LIMITED PARTNERSHIP, AS A CO-BIDDER, TO PURCHASE ANY AND ALL OF THE ISSUED AND OUTSTANDING SHARES OF COMMON STOCK, PAR VALUE $1.00 PER SHARE (THE “COMMON STOCK”), OF SOUTHWEST GAS HOLDINGS, INC., A DELAWARE CORPORATION (THE “COMPANY” OR “SOUTHWEST GAS”) (INCLUDING THE ASSOCIATED RIGHTS ISSUED PURSUANT TO THE RIGHTS AGREEMENT, DATED OCTOBER 10, 2021 (AS IT MAY BE AMENDED FROM TIME TO TIME, THE “RIGHTS AGREEMENT”), BETWEEN THE COMPANY AND EQUINITI TRUST COMPANY, AS RIGHTS AGENT, THAT ARE ISSUED AND OUTSTANDING (THE “RIGHTS” AND, TOGETHER WITH THE COMMON STOCK, THE “SHARES”)), FOR $75.00 PER SHARE IN CASH, WITHOUT INTEREST, LESS ANY APPLICABLE WITHHOLDING TAXES (THE “OFFER PRICE”), UPON THE TERMS AND SUBJECT TO THE CONDITIONS SET FORTH IN THIS OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL (WHICH, TOGETHER WITH ANY AMENDMENTS OR SUPPLEMENTS HERETO OR THERETO, COLLECTIVELY CONSTITUTE THE “OFFER”). UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE OFFER PRICE FOR THE SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER.

ON OCTOBER 14, 2021, AFFILIATES OF THE OFFEROR ANNOUNCED THEIR INTENT TO NOMINATE A SLATE FOR ALL TEN DIRECTORSHIPS (THE “ICAHN SLATE”) ON THE COMPANY’S BOARD OF DIRECTORS AT THE UPCOMING 2022 ANNUAL MEETING OF THE COMPANY’S STOCKHOLDERS (THE “2022 ANNUAL MEETING”).

THE OFFER IS NOT CONDITIONED UPON THE OFFEROR OBTAINING FINANCING, ANY DUE DILIGENCE REVIEW OF THE COMPANY OR ANY MINIMUM NUMBER OF SHARES BEING TENDERED.

THE OFFER IS SUBJECT TO THE SATISFACTION, PRIOR TO THE EXPIRATION DATE, OF CERTAIN CONDITIONS SET FORTH IN THIS OFFER TO PURCHASE, INCLUDING, AMONG OTHER THINGS, (I) THE RIGHTS AGREEMENT HAS BEEN VALIDLY TERMINATED OR THE RIGHTS HAVE BEEN REDEEMED AND ARE OTHERWISE INAPPLICABLE TO THE OFFER AND THE OFFEROR AND ITS AFFILIATES (THE “POISON PILL CONDITION”); (II) THE COMPANY’S

BOARD OF DIRECTORS HAS WAIVED THE APPLICABILITY OF ARTICLE 7(A) OF THE COMPANY’S CERTIFICATE OF INCORPORATION (“ARTICLE 7(A)”) TO THE PURCHASE OF THE SHARES BY THE OFFEROR IN THE OFFER SO THAT THE PROVISIONS OF ARTICLE 7(A) WOULD NOT, AT OR FOLLOWING CONSUMMATION OF THE OFFER, PROHIBIT, RESTRICT OR APPLY TO ANY BUSINESS COMBINATION, AS DEFINED IN ARTICLE 7(A), INVOLVING THE COMPANY AND THE OFFEROR OR ANY AFFILIATE OR ASSOCIATE OF THE OFFEROR (THE “ARTICLE 7(A) CONDITION”); (III) THE COMPANY HAS NOT (A) ISSUED, AND HAS NOT AUTHORIZED OR PROPOSED THE ISSUANCE OF, ANY SECURITIES OF ANY CLASS (INCLUDING FOR THE AVOIDANCE OF DOUBT, ANY EQUITY OR EQUITY-LINKED SECURITIES), OR ANY SECURITIES CONVERTIBLE INTO, OR RIGHTS, WARRANTS OR OPTIONS TO ACQUIRE, ANY SUCH SECURITIES OR OTHER CONVERTIBLE SECURITIES OR (B) ISSUED OR AUTHORIZED OR PROPOSED THE ISSUANCE OF ANY OTHER SECURITIES, IN RESPECT OF, IN LIEU OF, OR IN SUBSITUTION FOR, ALL OR ANY OF THE PRESENTLY OUTSTANDING SHARES (EXCEPT, IN EACH CASE, (X) UNDER ORDINARY COURSE COMPENSATION ARRANGEMENTS, (Y) PURSUANT TO THE EXERCISE OF OR CONVERSION OF CURRENTLY OUTSTANDING STOCK OPTIONS OR CONVERTIBLE SECURITIES OR (Z) PURSUANT TO A RIGHTS OFFERING THAT TREATS ALL STOCKHOLDERS EQUALLY AND THAT PERMITS EACH STOCKHOLDER OF THE COMPANY TO PARTICIPATE IN SUCH TRANSACTION ON A PRO-RATA BASIS IN ORDER TO PREVENT DILUTION) (THE “EQUITY CONDITION”); AND (IV) THE FINAL RECEIPT OF ANY REQUIRED GOVERNMENTAL OR REGULATORY APPROVALS, CONSENTS, CLEARANCES OR WAIVERS WHICH, IN EACH CASE, HAVE NOT BEEN APPEALED AND ARE NO LONGER APPEALABLE, AND DO NOT IMPOSE ANY BURDENSOME CONDITIONS (AS DEFINED IN THIS OFFER TO PURCHASE) ON THE OFFER OR THE OFFEROR OR ANY OF ITS AFFILIATES, INCLUDING THE EXPIRATION OR TERMINATION OF ANY APPLICABLE WAITING PERIOD (AND EXTENSIONS THEREOF) UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED (THE “HSR ACT”), AND ANY NECESSARY APPROVALS FROM THE APPROPRIATE REGULATORY AUTHORITIES LOCATED IN EACH OF ARIZONA, CALIFORNIA AND NEVADA (COLLECTIVELY, THE “REGULATORY APPROVAL CONDITION”). THE OFFER IS ALSO SUBJECT TO OTHER CUSTOMARY CONDITIONS. SEE SECTION 14 — “CONDITIONS OF THE OFFER”.

THE CONDITIONS TO THE OFFER MUST BE SATISFIED ON OR PRIOR TO THE EXPIRATION DATE. IF THE REGULATORY APPROVAL CONDITION HAS NOT BEEN SATISFIED PRIOR TO THE TIME OF THE SOUTHWEST GAS 2022 ANNUAL MEETING AND AT LEAST 35% OF THE OUTSTANDING SHARES ARE VALIDLY TENDERED IN THE OFFER AND NOT PROPERLY WITHDRAWN AT SUCH TIME (EXCLUDING THE 4.9% OF SHARES BENEFICIALLY OWNED BY AFFILIATES OF THE OFFEROR), THEN WE INTEND TO CONTINUE EXTENDING THE EXPIRATION DATE FOR AT LEAST SIX MONTHS FOLLOWING THE 2022 ANNUAL MEETING. UNDER THESE CIRCUMSTANCES, WE ALSO INTEND TO ASK SOUTHWEST GAS STOCKHOLDERS TO VOTE ON A PROPOSAL AT THE 2022 ANNUAL MEETING TO APPROVE CALLING A SPECIAL MEETING OF SOUTHWEST GAS STOCKHOLDERS AND REQUIRING THE SOUTHWEST GAS BOARD OF DIRECTORS TO PUT FORTH AT SUCH SPECIAL MEETING THE ELECTION OF THE ICAHN SLATE FOLLOWING THE SATISFACTION OF THE REGULATORY APPROVAL CONDITION. MOREOVER, IF, AT THE TIME OF THE INITIAL EXPIRATION DATE AND/OR AT THE TIME OF ANY SUBSEQUENT EXPIRATION DATE OF THE OFFER, AT LEAST 35% OF THE OUTSTANDING SHARES ARE VALIDLY TENDERED IN THE OFFER AND NOT PROPERLY WITHDRAWN AT SUCH TIME (EXCLUDING THE 4.9% OF SHARES BENEFICIALLY OWNED BY AFFILIATES OF THE OFFEROR), THEN WE MUST EXTEND THE EXPIRATION DATE FOR AT LEAST ANOTHER SIXTY DAYS.

THE OFFER MAY TRIGGER “CHANGE OF CONTROL” PROVISIONS IN CERTAIN MATERIAL CONTRACTS THAT THE COMPANY HAS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) AS EXHIBITS TO ITS FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2020. SEE SECTION 12 — “CERTAIN EFFECTS OF THE OFFER”. FOR THE AVOIDANCE OF DOUBT, NONE OF THE EFFECTS DESCRIBED THEREIN WILL AFFECT THE CONSUMMATION OF THE OFFER IF ALL THE CONDITIONS TO THE OFFER ARE SATISFIED.

THIS OFFER REFERS TO A POSSIBLE PROXY SOLICITATION. THIS OFFER TO PURCHASE IS NOT INTENDED TO AND DOES NOT CONSTITUTE (I) A SOLICITATION OF A PROXY, CONSENT OR AUTHORIZATION FOR OR WITH RESPECT TO THE 2022 ANNUAL MEETING OR ANY SPECIAL MEETING OF THE COMPANY’S STOCKHOLDERS OR (II) A SOLICITATION OF A CONSENT OR AUTHORIZATION IN THE ABSENCE OF ANY SUCH MEETING. ANY SUCH SOLICITATION WHICH THE OFFEROR MAY MAKE WILL BE MADE ONLY PURSUANT TO PROXY OR CONSENT SOLICITATION MATERIALS COMPLYING WITH ALL APPLICABLE REQUIREMENTS OF SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER. SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY CARL C. ICAHN AND HIS AFFILIATES FROM THE STOCKHOLDERS OF SOUTHWEST GAS FOR USE AT ITS 2022 ANNUAL MEETING WHEN AND IF THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN ANY SUCH PROXY SOLICITATION. WHEN AND IF COMPLETED, A DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY WILL BE MAILED TO STOCKHOLDERS OF SOUTHWEST GAS AND WILL BE AVAILABLE AT NO CHARGE AT THE SEC’S WEBSITE AT HTTP://WWW.SEC.GOV. INFORMATION RELATING TO THE PARTICIPANTS IN A PROXY SOLICITATION WILL BE CONTAINED IN, OR ATTACHED AS AN EXHIBIT TO, THE SCHEDULE 14A FILED BY THE PARTICIPANTS WITH THE SEC.

Subject to applicable law, Icahn Enterprises Holdings L.P. and the Offeror reserve the right to amend the Offer in any respect (including amending the Offer Price).

A summary of the principal terms of the Offer begins on page 1. You should read this entire Offer to Purchase and the Letter of Transmittal carefully before deciding whether to tender your Shares in the Offer. Questions and requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal, and the Notice of Guaranteed Delivery may be directed to the Information Agent at the location and telephone number set forth on the back cover of this Offer to Purchase. Stockholders may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Offer.

The Information Agent for the Offer is:

Harkins Kovler, LLC

3 Columbus Circle, 15th Floor

New York, NY 10019

Banks and Brokerage Firms Please Call Collect: +1 (212) 468-5380

All Others Call Toll-Free: +1 (800) 326-5997

Email: swx@harkinskovler.com

October 27, 2021

IMPORTANT

If you desire to tender all or any portion of your Shares to the Offeror pursuant to the Offer, you should either (a) complete and sign the Letter of Transmittal for the Offer, which is enclosed with this Offer to Purchase, in accordance with the instructions contained in the Letter of Transmittal, and mail or deliver the Letter of Transmittal (or a manually executed facsimile thereof) and any other required documents to Continental Stock Transfer & Trust Company, in its capacity as depositary for the Offer (the “Depositary”), and either (i) deliver the certificates for your Shares and, if certificates have been issued in respect of Rights prior to the Expiration Date, certificates representing the associated Rights, to the Depositary along with the Letter of Transmittal (or a manually executed facsimile thereof) or (ii) tender your Shares by book-entry transfer by following the procedures described in Section 2 — “PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES,” in each case prior to the Expiration Date, or (b) request that your broker, dealer, commercial bank, trust company or other nominee effect the transaction for you. If you hold Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact that institution in order to tender your Shares to the Offeror pursuant to the Offer.

If you desire to tender your Shares pursuant to the Offer and the certificates representing your Shares are not immediately available, and, if certificates have been issued in respect of Rights prior to the Expiration Date, certificates representing the associated Rights are not available, you cannot comply in a timely manner with the procedures for tendering your Shares by book-entry transfer, or you cannot deliver all required documents to the Depositary prior to the Expiration Date, you may tender your Shares to the Offeror pursuant to the Offer by following the procedures for guaranteed delivery described in Section 2 — “PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES”.

* * * * *

Questions and requests for assistance regarding the Offer or any of the terms thereof may be directed to Harkins Kovler, LLC, as information agent for the Offer (which we refer to as the “Information Agent”), at the address and telephone number set forth for the Information Agent on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery, and other tender offer materials may be directed to the Information Agent. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance.

This Offer to Purchase and the Letter of Transmittal contain important information, and you should read both carefully and in their entirety before making a decision with respect to the Offer.

THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SEC OR ANY STATE SECURITIES COMMISSION NOR HAS THE SEC OR ANY STATE SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS OFFER TO PURCHASE OR THE LETTER OF TRANSMITTAL. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

TABLE OF CONTENTS

SUMMARY TERM SHEET	1
INTRODUCTION	9
THE TENDER OFFER	12
1. TERMS OF THE OFFER	12
2. PROCEDURE FOR ACCEPTING THE OFFER AND TENDERING SHARES	14
3. WITHDRAWAL RIGHTS	16
4. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES	17
5. MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS	17
6. PRICE RANGE OF THE SHARES; DIVIDENDS	21
7. CERTAIN INFORMATION CONCERNING THE COMPANY	22
8. CERTAIN INFORMATION CONCERNING THE OFFEROR	22
9. SOURCE AND AMOUNT OF FUNDS	25
10. BACKGROUND OF THE OFFER; PAST CONTACTS OR NEGOTIATIONS WITH THE COMPANY	26
11. PURPOSE OF THE OFFER; PLANS FOR THE COMPANY	28
12. CERTAIN EFFECTS OF THE OFFER	29
13. DIVIDENDS AND DISTRIBUTIONS	30
14. CONDITIONS OF THE OFFER	31
15. CERTAIN LEGAL MATTERS; REGULATORY APPROVALS; APPRAISAL RIGHTS	32
16. FEES AND EXPENSES	34
17. MISCELLANEOUS	34
18. LEGAL PROCEEDINGS	35
SCHEDULE I	I-1
SCHEDULE II	II-1

SUMMARY TERM SHEET

Securities Sought:

Any and all of the issued and outstanding Shares. Each Share is comprised of one share of Common Stock, par value $1.00, of Southwest Gas Holdings, Inc., together with one associated Right issued pursuant to the Rights Agreement

Price Offered Per Share:	$75.00 per Share, without interest, net to you, in cash, but subject to any withholding of taxes, for each Share tendered and accepted for payment in the Offer

Scheduled Expiration of the Offer:	12:00 midnight, New York City time, on December 27, 2021, unless extended or earlier terminated

Offeror:	IEP Utility Holdings LLC, a Delaware limited liability company, and Icahn Enterprises Holdings L.P., a Delaware limited partnership, are co-bidders in the Offer

The following are some of the questions that you, a holder of Shares, may have and the answers to those questions. We urge you to read carefully the remainder of this Offer to Purchase and the Letter of Transmittal because the information in this summary term sheet is not complete. Additional important information is contained in the remainder of this Offer to Purchase and the Letter of Transmittal. Questions or requests for assistance may be directed to the Information Agent at the address and telephone numbers set forth for the Information Agent on the back cover of this Offer to Purchase. Unless otherwise indicated in this Offer to Purchase or the context otherwise requires, all references in this Offer to Purchase to “we,” “our” or “us” refer to the Offeror.

WHO IS OFFERING TO BUY MY SECURITIES?

Our names are IEP Utility Holdings LLC, a Delaware limited liability company (the “Offeror”), and Icahn Enterprises Holdings L.P., a Delaware limited partnership (“Icahn Enterprises Holdings”). Both the Offeror and Icahn Enterprises Holdings are co-bidders in the Offer. The following persons may also be deemed to be co-bidders: Icahn Enterprises L.P., Icahn Enterprises G.P. Inc., Beckton Corp. and Carl C. Icahn. The Offeror is a Delaware limited liability company and a wholly-owned subsidiary of Icahn Enterprises Holdings. Both entities are affiliated with Carl C. Icahn. Certain other entities affiliated with Mr. Icahn beneficially own an aggregate of approximately 4.91% of the issued and outstanding Shares. The Offeror was formed for the purpose of acquiring all of the issued and outstanding Shares. See the “Introduction” to this Offer to Purchase and Section 8 — “CERTAIN INFORMATION CONCERNING THE OFFEROR”.

WHAT ARE THE CLASSES AND AMOUNTS OF SECURITIES SOUGHT IN THE OFFER?

We are offering to purchase any and all of the issued and outstanding Shares. Each Share is comprised of one share of Common Stock, par value $1.00 per share, of Southwest Gas Holdings, Inc., a Delaware corporation (“Southwest Gas” or the “Company”), together with one associated Right issued pursuant to the Rights Agreement. See the “Introduction” and Section 1 — “TERMS OF THE OFFER”.

WHAT ARE THE ASSOCIATED RIGHTS?

The associated rights are Rights issued pursuant to the Rights Agreement, dated October 10, 2021, between Southwest Gas and Equiniti Trust Company, as Rights Agent, that are issued and outstanding. The Rights were issued to all of the Company’s stockholders, but currently are not represented by separate certificates. A tender of your Shares will include a tender of both your shares of Common Stock and the associated Rights, unless certificates representing the Rights are issued as provided in the Rights Agreement prior to the completion of the Offering.

WHAT ARE YOUR PURPOSES FOR THE OFFER AND PLANS FOR THE COMPANY AFTER THE OFFER IS COMPLETED?

The purpose of the Offer is for Icahn Enterprises L.P., through the Offeror, to provide immediate liquidity at a premium for those stockholders choosing to tender their Shares, while also providing the opportunity for those stockholders who, like us, believe in the long-term prospects of the Company—under proper management—to realize its potential upside.

If we complete the Offer, the Offeror may acquire a majority of the issued and outstanding Shares depending on the number of Shares that are tendered into the Offer. In connection with the Offer, Icahn Enterprises L.P. and the Offeror have reviewed, and will continue to review, various possible business strategies that they might consider in the event that Icahn Enterprises L.P. acquires control of the Company. If, and to the extent that, Icahn Enterprises L.P. acquires control of the Company, Icahn Enterprises L.P. intends to conduct a detailed review, subject to applicable law, of the Company and its assets, corporate structure, capitalization, operations, properties, policies, management and personnel and consider and determine what, if any, changes would be desirable in light of the circumstances which then exist. See Section 11 — “PURPOSE OF THE OFFER; PLANS FOR THE COMPANY”.

The Offer is conditioned on, among other things, (i) the Rights Agreement has been validly terminated or the Rights have been redeemed and are otherwise inapplicable to the Offer; (ii) the Company’s board of directors has waived the applicability of Article 7(A) of the Company’s Certificate of Incorporation to the purchase of the Shares by the Offeror in the Offer; (iii) the Company has not issued, and has not authorized or proposed the issuance of, any equity securities or equity-linked securities, subject to certain ordinary course exceptions, other than pursuant to a rights offering that treats all stockholders equally; and (iv) the receipt of any required governmental or regulatory approvals which, in each case, have not been appealed and are no longer appealable, and do not impose any Burdensome Conditions (as defined in this Offer to Purchase), including the expiration or termination of any applicable waiting period under the HSR Act. See Section 11 — “PURPOSE OF THE OFFER; PLANS FOR THE COMPANY” and Section 14 — “CONDITIONS OF THE OFFER”.

HOW MUCH ARE YOU OFFERING TO PAY, AND WHAT IS THE FORM OF PAYMENT?

We are offering to pay $75.00 per Share, without interest, net to you, in cash, but subject to any withholding of taxes, for each Share tendered and accepted for payment in the Offer. See the “Introduction” and Section 11 — “PURPOSE OF THE OFFER; PLANS FOR THE COMPANY”.

IS THERE AN AGREEMENT GOVERNING THE OFFER?

No, there is no agreement governing the Offer.

WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

On October 4, 2021, the last full trading day before the first public announcement of a proposal by Southwest Gas to acquire Questar Pipelines from Dominion Energy, Inc., the closing price of Southwest Gas’s Common Stock reported on the New York Stock Exchange (the “NYSE”) was $66.07 per Share. On October 13, 2021, the last full trading day before the Offeror publicly announced its intention to commence the Offer, the closing price of Southwest Gas’s Common Stock reported on the NYSE was $64.92 per Share. On October 26, 2021, the last full trading day before commencement of the Offer, the closing price of Southwest Gas’s Common Stock reported on the NYSE was $69.16 per Share. We advise you to obtain a recent quotation for Southwest Gas’s Common Stock in deciding whether to tender your Shares. See Section 6 — “PRICE RANGE OF THE SHARES; DIVIDENDS”.

WILL I HAVE TO PAY ANY FEES OR COMMISSIONS?

If you are the record owner of your Shares and you tender your Shares to the Offeror in the Offer, you will not have to pay brokerage fees or similar expenses. If you own your Shares through a bank, broker or other nominee, and your bank, broker or other nominee tenders your Shares on your behalf, your bank, broker or other nominee may charge you a fee for doing so. You should consult your bank, broker or other nominee to determine whether any charges will apply. See the “Introduction”.

WHAT DOES THE BOARD OF DIRECTORS OF SOUTHWEST GAS THINK OF THE OFFER?

On October 15, 2021, Southwest Gas issued a press release in which it stated: “Should Icahn Enterprises commence a tender offer for Southwest Gas Holdings common shares, the Board will review the offer in consultation with its financial and legal advisors to determine the course of action that it believes is in the best interests of the Company and its stockholders.”

The Southwest Gas board of directors has refused to discuss the Offer with us. In light of the unwillingness of the Southwest Gas board of directors to engage with us with respect to a negotiated transaction and its public statements with respect to our prior proposals, we are making the offer directly to Southwest Gas stockholders on the terms and conditions set forth in this Offer to Purchase.

DO YOU HAVE THE FINANCIAL RESOURCES TO MAKE PAYMENT?

Yes. We and our parent, Icahn Enterprises Holdings, are able to provide 100% of the funds required to pay for the Shares tendered from our cash, cash equivalents and from our ability to realize cash upon the sale of liquid securities. See Section 9 — “SOURCE AND AMOUNT OF FUNDS”.

DO YOU INTEND TO UNDERTAKE A PROXY SOLICITATION TO REPLACE SOME OR ALL OF SOUTHWEST GAS’S DIRECTORS WITH YOUR NOMINEES FOR DIRECTORS?

Yes, we currently intend to nominate and solicit proxies (the “Proxy Solicitation”) for the election of ten nominees at Southwest Gas’s 2022 Annual Meeting of Stockholders. The 2022 Annual Meeting has not yet been scheduled. The conditions to the Offer must be satisfied on or prior to the Expiration Date. If the Regulatory Approval Condition has not been satisfied prior to the time of the Southwest Gas 2022 Annual Meeting and at least 35% of the outstanding Shares are validly tendered in the Offer and not properly withdrawn at such time (excluding the 4.9% of Shares beneficially owned by affiliates of the Offeror), then we intend to continue extending the Expiration Date for at least six months following the 2022 Annual Meeting. Under these circumstances, we also intend to ask Southwest Gas stockholders to vote on a proposal at the 2022 Annual Meeting to approve calling a special meeting of Southwest Gas stockholders and requiring the Southwest Gas board of directors to put forth at such special meeting the election of the

Icahn Slate following the satisfaction of the Regulatory Approval Condition. Moreover, if, at the time of the initial Expiration Date and/or at the time of any subsequent Expiration Date of the Offer, at least 35% of the outstanding Shares are validly tendered in the Offer and not properly withdrawn at such time (excluding the 4.9% of Shares beneficially owned by affiliates of the Offeror), then we must extend the Expiration Date for at least another sixty days. Neither this Offer to Purchase nor the Offer constitutes a solicitation of proxies in connection with the Proxy Solicitation or otherwise. Any such solicitation, including the Proxy Solicitation, will be made only pursuant to separate proxy solicitation materials complying with the requirements of the rules and regulations of the SEC.

IS YOUR FINANCIAL CONDITION RELEVANT TO MY DECISION TO TENDER IN THE OFFER?

We do not think our financial condition is relevant to your decision whether to tender in the Offer because the form of payment consists solely of cash and we have all of the financial resources necessary to complete the Offer. The Offer is not conditioned upon the Offeror obtaining financing. See Section 9 — “SOURCE AND AMOUNT OF FUNDS”.

IS THERE ANY MINIMUM TENDER CONDITION TO THE OFFER?

No. There is no condition to the Offer requiring a minimum number of Shares to be tendered in the Offer. We will purchase any and all Shares that are validly tendered in the Offer and not properly withdrawn subject to the satisfaction of the conditions to the Offer. See Section 14 — “CONDITIONS OF THE OFFER”.

WHAT ARE THE MOST SIGNIFICANT CONDITIONS TO THE OFFER?

•

We are not obligated to purchase any Shares unless the Company has validly terminated the Rights Agreement or the Rights have been redeemed and are otherwise inapplicable to the Offer and the Offeror and its affiliates (referred to as the “Poison Pill Condition”).

•

We are not obligated to purchase any Shares unless the Company’s board of directors has waived the applicability of Article 7(A) of the Company’s Certificate of Incorporation to the purchase of the Shares by the Offeror in the Offer so that the provisions of Article 7(A) would not, at or following consummation of the Offer, prohibit, restrict or apply to any business combination involving the Company and us or any of our affiliates or associates (referred to as the “Article 7(A) Condition”).

•

We are not obligated to purchase any Shares if the Company has (a) issued, or has authorized or proposed the issuance of, any securities of any class (including, for the avoidance of doubt, any equity or equity-linked securities), or any securities convertible into, or rights, warrants or options to acquire, any such securities or other convertible securities or (b) issued or authorized or proposed the issuance of any other securities, in respect of, in lieu of, or in substitution for, all or any of the presently outstanding Shares (except, in each case, (x) under ordinary course compensation arrangements, (y) pursuant to the exercise of or conversion of currently outstanding stock options or convertible securities or (z) pursuant to a rights offering that treats all stockholders equally and that permits each stockholder of the Company to participate in such transaction on a pro-rata basis in order to prevent dilution) (the “Equity Condition”).

•

We are not obligated to purchase any Shares unless we have received the required governmental or regulatory approvals, consents, clearances or waivers which, in each case, have not been appealed and are no longer appealable, and do not impose any Burdensome Conditions (as defined in this Offer to Purchase) on the Offer or the Offeror or any of its affiliates, including the expiration or termination of any applicable waiting period (and extensions thereof) under the HSR Act and any necessary approvals from the appropriate regulatory authorities located in each of Arizona, California and Nevada (collectively, the “Regulatory Approval Condition”).

The Offer is also subject to other customary conditions. The Offer is not conditioned upon our obtaining financing, any due diligence review of the Company or any minimum number of Shares being tendered. See Section 14 — “CONDITIONS OF THE OFFER”.

The conditions to the Offer must be satisfied on or prior to the Expiration Date. If the Regulatory Approval Condition has not been satisfied prior to the time of the Southwest Gas 2022 Annual Meeting and at least 35% of the outstanding Shares are validly tendered in the Offer and not properly withdrawn at such time (excluding the 4.9% of Shares beneficially owned by affiliates of the Offeror), then we intend to continue extending the Expiration Date for at least six months following the 2022 Annual Meeting. Under these circumstances, we also intend to ask Southwest Gas stockholders to vote on a proposal at the 2022 Annual Meeting to approve calling a special meeting of Southwest Gas stockholders and requiring the Southwest Gas board of directors to put forth at such special meeting the election of the Icahn Slate following the satisfaction of the Regulatory Approval Condition. Moreover, if, at the time of the initial Expiration Date and/or at the time of any subsequent Expiration Date of the Offer, at least 35% of the outstanding Shares are validly tendered in the Offer and not properly withdrawn at such time (excluding the 4.9% of Shares beneficially owned by affiliates of the Offeror), then we must extend the Expiration Date for at least another sixty days.

IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES?

If the conditions to the Offer as set forth in Section 14 — “CONDITIONS OF THE OFFER” are satisfied or waived and we complete the Offer, the number of stockholders and the number of Shares that are held by the public will be reduced and such number of stockholders and such number of Shares may be so small that there may no longer be an active public trading market (or, possibly, there may not be any public trading market) for the Shares. Also, it is possible that Southwest Gas may no longer be required to make filings with the SEC or otherwise comply with the rules of the SEC relating to publicly held companies on account of its equity interests.

If we complete the Offer, the Offeror may acquire a majority of the issued and outstanding Shares depending on the number of Shares that are tendered into the Offer. In connection with the Offer, Icahn Enterprises L.P. and the Offeror have reviewed, and will continue to review, various possible business strategies that they might consider in the event that Icahn Enterprises L.P. acquires control of the Company. If, and to the extent that, Icahn Enterprises L.P. acquires control of the Company, Icahn Enterprises L.P. intends to conduct a detailed review, subject to applicable law, of the Company and its assets, corporate structure, capitalization, operations, properties, policies, management and personnel and consider and determine what, if any, changes would be desirable in light of the circumstances which then exist.

In addition, if we complete the Offer and the Offeror acquires a majority of the issued and outstanding Shares, the Offeror and its affiliates will have control over the Company, which, among other things, would allow the Offeror and its affiliates to control the election of directors.

See the “Introduction” and Section 12 — “CERTAIN EFFECTS OF THE OFFER”.

IF I TENDER MY SHARES, WHEN AND HOW WILL I GET PAID?

If the conditions to the Offer as set forth in Section 14 — “CONDITIONS OF THE OFFER” are satisfied or waived and we complete the Offer and accept your Shares for payment, we will pay you an amount equal to the number of Shares you tendered multiplied by $75.00 in cash, without interest, less any applicable withholding taxes promptly following expiration of the Offer. See Section 1 — “TERMS OF THE OFFER” and Section 4 — “ACCEPTANCE FOR PAYMENT AND PAYMENT OF SHARES”.

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE OFFER?

Unless we extend the expiration date of the Offer, you will have until 12:00 midnight, New York City time, on December 27, 2021, unless the Offer is extended or earlier terminated, to tender your Shares in the Offer. If you cannot deliver everything that is required to tender your Shares by that time, you may be able to use a guaranteed delivery procedure, which is described later in this Offer to Purchase. See Section 1 — “TERMS OF THE OFFER” and Section 2 — “PROCEDURE FOR ACCEPTING THE OFFER AND TENDERING SHARES”.

CAN THE OFFER BE EXTENDED AND UNDER WHAT CIRCUMSTANCES?

We can extend the Offer from time to time and for any reason. We may extend the offer in the following circumstances:

•	If any of the conditions to the Offer have not been satisfied or waived, we can extend the Offer until such time as they are satisfied or waived; or

•

We may elect to extend the Expiration Date for any period required by applicable federal securities laws and the rules and regulations of the SEC thereunder (the “Securities Laws”) and the rules and regulations of the NYSE applicable to the Offer (it being understood that if we increase the Offer Price, we will be required to extend the Expiration Date for the minimum period required under the Securities Laws).

Additionally, if the Regulatory Approval Condition has not been satisfied prior to the time of the Southwest Gas 2022 Annual Meeting and at least 35% of the outstanding Shares are validly tendered in the Offer and not properly withdrawn at such time (excluding the 4.9% of Shares beneficially owned by affiliates of the Offeror), then we intend to continue extending the Expiration Date for at least six months following the 2022 Annual Meeting. Under these circumstances, we also intend to ask Southwest Gas stockholders to vote on a proposal at the 2022 Annual Meeting to approve calling a special meeting of Southwest Gas stockholders and requiring the Southwest Gas board of directors to put forth at such special meeting the election of the Icahn Slate following the satisfaction of the Regulatory Approval Condition. Moreover, if, at the time of the initial Expiration Date and/or at the time of any subsequent Expiration Date of the Offer, at least 35% of the outstanding Shares are validly tendered in the Offer and not properly withdrawn at such time (excluding the 4.9% of Shares beneficially owned by affiliates of the Offeror), then we must extend the Expiration Date for at least another sixty days.

See Section 1 — “TERMS OF THE OFFER”.

WILL YOU PROVIDE A SUBSEQUENT OFFERING PERIOD?

We may elect to provide a “subsequent offering period” in accordance with Rule 14d-11 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). A subsequent offering period, if one is included, will be an additional period of time beginning after we have purchased Shares tendered during the Offer, during which stockholders may tender, but not withdraw, their Shares and receive the Offer Price. We do not currently intend to include a subsequent offering period, although we reserve the right to do so. See Section 1 — “TERMS OF THE OFFER”.

HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED OR IF A SUBSEQUENT OFFERING PERIOD IS PROVIDED?

If we extend the Offer or provide a subsequent offering period, we will inform Continental Stock Transfer & Trust Company (which is the Depositary for the Offer) of that fact and will make a public announcement, not later than 9:00 a.m., New York City time, on the next business day after the day on which the Offer was scheduled to expire. See Section 1 — “TERMS OF THE OFFER”.

ARE THERE ANY CONSEQUENCES OF THE OFFER ON ANY MATERIAL CONTRACTS OF THE COMPANY OF WHICH I SHOULD BE AWARE?

Certain of the material contracts that the Company has filed with the SEC as exhibits to its Form 10-K for the year ended December 31, 2020 contain provisions that may be triggered upon a “change of control” of the Company as such term is defined in the applicable underlying material contract. The determination as to whether these provisions are triggered will depend on the number of Shares that are tendered in the Offer and whether the Offeror (or any of its affiliates) hold any directorships on the Company’s board of directors. While the closing of the Offer may trigger these provisions, the Offer is not conditioned upon obtaining any approvals, consents or waivers with respect to these material contracts. See Section 12 — “CERTAIN EFFECTS OF THE OFFER”.

IF THE OFFER IS COMPLETED, WILL SOUTHWEST GAS CONTINUE AS A PUBLICLY LISTED COMPANY?

If the conditions to the Offer as set forth in Section 14 — “CONDITIONS OF THE OFFER” are satisfied or waived and we complete the Offer, the number of stockholders and the number of Shares that are held by the public will be reduced and such number of stockholders and such number of Shares may be so small that there may no longer be an active public trading market (or, possibly, there may not be any public trading market) for the Shares. Also, it is possible that Southwest may no longer be required to make filings with the SEC or otherwise comply with the rules of the SEC relating to publicly held companies on account of its equity interests. See Section 12 — “CERTAIN EFFECTS OF THE OFFER”.

ARE APPRAISAL RIGHTS AVAILABLE IN THE OFFER?

Appraisal rights are not available in the Offer. See Section 15 — “CERTAIN LEGAL MATTERS; REGULATORY APPROVALS; APPRAISAL RIGHTS”.

HOW DO I TENDER MY SHARES?

To tender your Shares, you must deliver the certificates representing your shares of Common Stock and, if certificates have been issued in respect of Rights prior to the Expiration Date, certificates representing the associated Rights, together with a completed Letter of Transmittal, to Continental Stock Transfer & Trust Company, the Depositary for the Offer, before the time the Offer expires. If your Shares are held in “street name” through a bank, broker or other nominee, the Shares can be tendered by your bank, broker or other nominee through The Depository Trust Company (“DTC”). If you cannot get any document or instrument that is required to be delivered to the Depositary by the Expiration Date, you may get additional time to do so by having a broker, a bank or other fiduciary that is a member of the Securities Transfer Agents Medallion Program or other eligible institution guarantee that the missing items will be received by the Depositary within two NYSE trading days after the date of execution of the notice of guaranteed delivery. For the tender to be valid, however, the Depositary must receive the missing items within that two trading day period. See Section 2 — “PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES”.

UNTIL WHAT TIME CAN I WITHDRAW PREVIOUSLY TENDERED SHARES?

Tenders of Shares made pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. If all conditions to the Offer have been satisfied on the Expiration Date, the Offeror will deposit with the Depositary the proceeds required to complete the Offer and will promptly accept for payment and pay for all properly tendered Shares that have not been withdrawn. See Section 1 — “TERMS OF THE OFFER” and Section 3 — “WITHDRAWAL RIGHTS”.

HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES?

To withdraw Shares, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the Depositary while you still have the right to withdraw the Shares. See Section 3 — “WITHDRAWAL RIGHTS”.

WHAT ARE THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE OFFER?

If you are a U.S. holder, the receipt of the Offer Price pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes, and may also be a taxable transaction under applicable state, local, or foreign income or other tax laws. Stockholders are urged to consult with their own tax advisors to determine the particular tax consequences to them (including the application and effect of any state, local or foreign income and other tax laws) of the Offer. For a more detailed explanation of the U.S. federal income tax considerations relevant to the Offer, see Section 5 — “MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS”.

WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE TENDER OFFER?

You can call Harkins Kovler, LLC at the following numbers: Banks and Brokerage Firms Call Collect at +1 (212) 468-5380 and all others call Toll Free at +1 (800) 326-5997. Harkins Kovler, LLC is acting as the Information Agent for the Offer. See the back cover of this Offer to Purchase.

To the Holders of Common Stock and Associated Rights of

SOUTHWEST GAS HOLDINGS, INC.:

INTRODUCTION

IEP UTILITY HOLDINGS LLC, A DELAWARE LIMITED LIABILITY COMPANY (THE “OFFEROR”), AND ICAHN ENTERPRISES HOLDINGS L.P., A DELAWARE LIMITED PARTNERSHIP (“ICAHN ENTERPRISES HOLDINGS”), AS CO-BIDDER, ARE HEREBY MAKING AN OFFER TO PURCHASE ANY AND ALL OF THE ISSUED AND OUTSTANDING SHARES OF COMMON STOCK, PAR VALUE $1.00 PER SHARE (THE “COMMON STOCK”), OF SOUTHWEST GAS HOLDINGS, INC., A DELAWARE CORPORATION (THE “COMPANY” OR “SOUTHWEST GAS”) (INCLUDING THE ASSOCIATED RIGHTS ISSUED PURSUANT TO THE RIGHTS AGREEMENT, DATED OCTOBER 10, 2021 (AS IT MAY BE AMENDED FROM TIME TO TIME, THE “RIGHTS AGREEMENT”), BETWEEN THE COMPANY AND EQUINITI TRUST COMPANY, AS RIGHTS AGENT, THAT ARE ISSUED AND OUTSTANDING (THE “RIGHTS” AND, TOGETHER WITH THE COMMON STOCK, THE “SHARES”)) FOR $75.00 NET PER SHARE IN CASH (THE “OFFER PRICE”), WITHOUT INTEREST, UPON THE TERMS AND SUBJECT TO THE CONDITIONS SET FORTH IN THIS OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL (WHICH, TOGETHER WITH ANY AMENDMENTS OR SUPPLEMENTS HERETO OR THERETO, COLLECTIVELY CONSTITUTE THE “OFFER”).

On October 14, 2021, affiliates of the Offeror also announced their intent to nominate a slate for all ten directorships (the “Icahn Slate”) on the Company’s board of directors at the upcoming 2022 annual meeting of the Company’s stockholders (the “2022 Annual Meeting”).

The Offer is not conditioned upon the Offeror obtaining financing, any due diligence review of the Company or any minimum number of Shares being tendered.

The Offer is subject to the satisfaction, on or prior to midnight New York City time, on December 27, 2021 (the “Expiration Date”, unless the Offeror shall have extended the period during which the Offer is open, in which event “Expiration Date” shall mean the time and date at which the Offer, as so extended by the Offeror, shall expire) of certain conditions set forth in this Offer to Purchase, including, among other conditions, that:

(i) the Rights Agreement has been validly terminated in accordance with its terms or the Rights have been redeemed and are otherwise inapplicable to the Offer and the Offeror and its affiliates (the “Poison Pill Condition”);

(ii) the Company’s board of directors has waived the applicability of Article 7(A) of the Company’s Certificate of Incorporation to the purchase of the Shares by the Offeror in the Offer so that the provisions of Article 7(A) would not, at or following consummation of the Offer, prohibit, restrict or apply to any business combination, as defined in Article 7(A), involving the Company and the Offeror or any affiliate or associate of the Offeror (the “Article 7(A) Condition”);

(iii) the Company has not (a) issued, and has not authorized or proposed the issuance of, any securities of any class (including, for the avoidance of doubt, any equity or equity-linked securities), or any securities convertible into, or rights, warrants or options to acquire, any such securities or other convertible securities or (b) issued or authorized or proposed the issuance of any other securities, in respect of, in lieu of, or in substitution for, all or any of the presently outstanding Shares (except, in each case, (x) under ordinary course compensation arrangements, (y) pursuant to the exercise of or conversion of currently outstanding stock options or convertible securities or (z) pursuant to a rights offering that treats all stockholders equally and that permits each stockholder of the Company to participate in such transaction on a pro-rata basis in order to prevent dilution) (the “Equity Condition”); and

(iv) the final receipt of any required governmental or regulatory approvals, consents, clearances or waivers which, in each case, have not been appealed and are no longer appealable, and do not impose any Burdensome Conditions (as defined in this Offer to Purchase) on the Offer or the Offeror or any of its affiliates, including the expiration or termination of any applicable waiting period (and extensions thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and any necessary approvals from the appropriate regulatory authorities located in each of Arizona, California and Nevada (collectively, the “Regulatory Approval Condition”).

For purposes of this Offer to Purchase, “Burdensome Condition” means (a) any agreement, consent, action, condition, restriction, or other mitigation involving the Company or any of its subsidiaries that would be, or would reasonably be expected to be, individually or in the aggregate, material in relation to the businesses, assets or financial condition of the Company and its subsidiaries, taken as a whole; or (b) any proffer, consent or agreement by the Offeror or any of its affiliates, including Carl C. Icahn, to (i) prohibit or limit their or his ownership of any portion of their or his respective businesses or assets (without giving effect to the consummation of the Offer), (ii) divest, hold, separate or otherwise dispose of any portion of their or his respective businesses or assets (without giving effect to the consummation of the Offer), or (iii) impose any other limitation on their or his ability to effectively control or operate their or his respective businesses or otherwise affect their or his ability to control their respective operations (without giving effect to the consummation of the Offer).

The Offer is also subject to other customary conditions. See Section 14 — “CONDITIONS OF THE OFFER”.

The conditions to the Offer must be satisfied on or prior to the Expiration Date. If the Regulatory Approval Condition has not been satisfied prior to the time of the Southwest Gas 2022 Annual Meeting and at least 35% of the outstanding Shares are validly tendered in the Offer and not properly withdrawn at such time (excluding the 4.9% of Shares beneficially owned by affiliates of the Offeror), then we intend to continue extending the Expiration Date for at least six months following the 2022 Annual Meeting. Under these circumstances, we also intend to ask Southwest Gas stockholders to vote on a proposal at the 2022 Annual Meeting to approve calling a special meeting of Southwest Gas stockholders and requiring the Southwest Gas board of directors to put forth at such special meeting the election of the Icahn Slate following the satisfaction of the Regulatory Approval Condition. Moreover, if, at the time of the initial Expiration Date and/or at the time of any subsequent Expiration Date of the Offer, at least 35% of the outstanding Shares are validly tendered in the Offer and not properly withdrawn at such time (excluding the 4.9% of Shares beneficially owned by affiliates of the Offeror), then we must extend the Expiration Date for at least another sixty days.

According to the Company’s Form 10-Q filed for the quarterly period ended June 30, 2021, filed with the SEC on August 5, 2021, there were 59,093,403 shares of Common Stock outstanding as of July 30, 2021. See Section 12 — “CERTAIN EFFECTS OF THE OFFER”.

The material U.S. federal income tax consequences of the sale of Shares pursuant to the Offer are described in Section 5— “MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS”.

Stockholders of record who hold Shares registered in their own name and tender their Shares directly to the Depositary (as defined below) will not be obligated to pay brokerage fees, commissions, solicitation fees or, subject to Instruction 6 of the Letter of Transmittal, stock transfer taxes, if any, on the purchase of Shares by the Offeror pursuant to the Offer. Stockholders who hold their Shares through a bank or broker should check with such institution as to whether they will be charged any service fees. The Offeror will pay all charges and expenses of Harkins Kovler, LLC as Information Agent (the “Information Agent”), and Continental Stock Transfer & Trust Company, as Depositary (the “Depositary”), incurred in connection with the Offer. See Section 16 — “FEES AND EXPENSES”.

THIS OFFER REFERS TO A PROXY SOLICITATION. THIS OFFER TO PURCHASE IS NOT INTENDED TO AND DOES NOT CONSTITUTE (I) A SOLICITATION OF A PROXY, CONSENT OR AUTHORIZATION FOR OR WITH RESPECT TO THE ANNUAL MEETING OR ANY SPECIAL MEETING OF THE COMPANY’S STOCKHOLDERS OR (II) A SOLICITATION OF A CONSENT OR AUTHORIZATION IN THE ABSENCE OF ANY SUCH MEETING. ANY SUCH SOLICITATION WHICH THE OFFEROR MAY MAKE WILL BE MADE ONLY PURSUANT TO PROXY OR CONSENT SOLICITATION MATERIALS COMPLYING WITH ALL APPLICABLE REQUIREMENTS OF SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE “EXCHANGE ACT”), AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER. SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY MR. ICAHN AND HIS AFFILIATES FROM THE STOCKHOLDERS OF SOUTHWEST GAS FOR USE AT ITS ANNUAL MEETING WHEN AND IF THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN ANY SUCH PROXY SOLICITATION. WHEN AND IF COMPLETED, A DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY WILL BE MAILED TO STOCKHOLDERS OF SOUTHWEST GAS AND WILL BE AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION’S (THE “SEC”) WEBSITE AT HTTP://WWW.SEC.GOV. INFORMATION RELATING TO THE PARTICIPANTS IN A PROXY SOLICITATION WILL BE CONTAINED IN, OR ATTACHED AS AN EXHIBIT TO, THE SCHEDULE 14A FILED BY THE PARTICIPANTS WITH THE SEC.

The Shares are registered under the Exchange Act. Accordingly, the Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is obligated to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Information, as of particular dates, concerning the Company’s directors and officers, their remuneration, equity awards granted to them, the principal holders of the Company’s securities and any material interest of such persons in transactions with the Company is required to be disclosed in such proxy statements and distributed to the Company’s stockholders and filed with the SEC. The SEC maintains a website, and the reports, proxy statements and other information filed by the Company with the SEC may be accessed electronically at http://www.sec.gov.

Except as otherwise stated in this Offer to Purchase, the information concerning the Company contained herein has been taken from or is based upon reports and other documents on file with the SEC or otherwise publicly available.

THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND YOU SHOULD READ THEM IN THEIR ENTIRETY BEFORE MAKING ANY DECISION WITH RESPECT TO THE OFFER.

THE TENDER OFFER

1. TERMS OF THE OFFER.

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), the Offeror will accept for payment and pay for any and all Shares validly tendered prior to the Expiration Date and not properly withdrawn as permitted under Section 3 — “WITHDRAWAL RIGHTS”.

The Offer is conditioned upon the satisfaction of the Poison Pill Condition, the Article 7(A) Condition, the Equity Condition, the Regulatory Approval Condition, and the other conditions set forth in Section 14 — “CONDITIONS OF THE OFFER” (collectively, the “Offer Conditions”).

The conditions to the Offer must be satisfied on or prior to the Expiration Date. If the Regulatory Approval Condition has not been satisfied prior to the time of the Southwest Gas 2022 Annual Meeting and at least 35% of the outstanding Shares are validly tendered in the Offer and not properly withdrawn at such time (excluding the 4.9% of Shares beneficially owned by affiliates of the Offeror), then we intend to continue extending the Expiration Date for at least six months following the 2022 Annual Meeting. Under these circumstances, we also intend to ask Southwest Gas stockholders to vote on a proposal at the 2022 Annual Meeting to approve calling a special meeting of Southwest Gas stockholders and requiring the Southwest Gas board of directors to put forth at such special meeting the election of the Icahn Slate following the satisfaction of the Regulatory Approval Condition. Moreover, if, at the time of the initial Expiration Date and/or at the time of any subsequent Expiration Date of the Offer, at least 35% of the outstanding Shares are validly tendered in the Offer and not properly withdrawn at such time (excluding the 4.9% of Shares beneficially owned by affiliates of the Offeror), then we must extend the Expiration Date for at least another sixty days.

The Offeror may waive any or all of the conditions to its obligation to purchase Shares pursuant to the Offer, subject to applicable law, including the requirements of Rule 14d-4 under the Exchange Act. The Offer is currently scheduled to expire at 12:00 midnight, New York City time, on December 27, 2021.

Subject to the applicable rules and regulations of the SEC (including the requirements of Rule 14d-4 under the Exchange Act), the Offeror expressly reserves the right (but in no event shall be obligated), in its sole discretion, to waive any or all of the Offer Conditions.

If, on or prior to the Expiration Date, any or all of the Offer Conditions have not been satisfied or waived, the Offeror reserves the right, subject to complying with applicable federal securities laws and the rules and regulations of the SEC thereunder (the “Securities Laws”) and the rules and regulations of the NYSE, to: (i) decline to purchase any of the Shares tendered, terminate the Offer and return all tendered Shares to tendering stockholders; (ii) waive any of the Offer Conditions (subject to the terms of Section 14 hereof) and purchase all Shares validly tendered; (iii) extend the Offer and, subject to the right of stockholders to withdraw Shares until the Expiration Date, retain the Shares that have been tendered during the period or periods for which the Offer is extended (which may delay acceptance for payment of, and the payment for, any Shares); and (iv) amend the Offer, including by increasing the consideration offered, in each case, by giving oral or written notice of such waiver, extension or amendment to the Depositary and making a public announcement thereof. In addition, the Offeror may extend the Offer for any period required by the Securities Laws or the staff of the SEC or as required by applicable law.

The rights reserved by the Offeror in the preceding paragraphs are in addition to the Offeror’s rights pursuant to Section 14.

Rule 14e-1(c) under the Exchange Act requires the Offeror to promptly pay the consideration offered or return the securities deposited by or on behalf of stockholders promptly after the termination or withdrawal of the Offer.

We may elect to provide a “subsequent offering period” in accordance with Rule 14d-11 under the Exchange Act. A subsequent offering period, if one is included, will be an additional period of time beginning after we have purchased Shares tendered during the Offer, during which stockholders may tender, but not withdraw, their Shares and receive the Offer Price. We do not currently intend to include a subsequent offering period, although we reserve the right to do so.

If the Offeror makes a material change in the terms of the Offer or the information concerning the Offer or if the Offeror waives a material condition of the Offer, the Offeror will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-4(d)(1), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information changes. In the SEC’s view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to stockholders, and with respect to a change in price or a change in percentage of securities sought, a minimum 10 business day period generally is required to allow for adequate dissemination to stockholders and investor response. Accordingly, if, prior to the Expiration Date, the Offeror decreases the number of Shares being sought or increases the consideration offered pursuant to the Offer, and if the Offer is scheduled to expire at any time earlier than the tenth business day from the date that notice of such increase or decrease is first published, sent or given to stockholders, the Offer will be extended at least until the expiration of such tenth business day.

If, on or before the Expiration Date, the Offeror increases the consideration being paid for Shares accepted for payment in the Offer, such increased consideration will be paid to all stockholders whose Shares are purchased in the Offer, whether or not such Shares were tendered before the announcement of the increase in consideration.

Any extension, waiver or amendment of the Offer will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law (including Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act, which require that material changes be promptly disseminated to stockholders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which the Offeror may choose to make any public announcement, the Offeror shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to a national news service. As used in this Offer to Purchase, “business day” means any day other than a Saturday, Sunday or a federal holiday, and shall consist of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

A request is being made to the Company for the use of its stockholder list and security position listing for the purposes of disseminating the Offer to Purchase (and the related Letter of Transmittal and other relevant materials) to the holders of Shares. Upon compliance by the Company with such request, this Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed to registered holders of Shares and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing, for subsequent transmittal to beneficial owners of Shares.

2. PROCEDURE FOR ACCEPTING THE OFFER AND TENDERING SHARES.

VALID TENDERS. Except as set forth below, in order for Shares to be validly tendered pursuant to the Offer, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent’s Message (as hereinafter defined) in connection with a book-entry transfer of Shares, and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date, and either (i) certificates representing tendered Shares and, if certificates have been issued in respect of Rights prior to the Expiration Date, certificates representing the associated Rights, must be received by the Depositary, or such Shares must be tendered pursuant to the procedure for book-entry transfer set forth below (and confirmation of receipt of such delivery must be received by the Depositary), in each case on or prior to the Expiration Date, or (ii) the guaranteed delivery procedures set forth below must be complied with. No alternative, conditional or contingent tenders will be accepted.

SIGNATURE GUARANTEES. No signature guarantee is required on the Letter of Transmittal (i) if such Letter of Transmittal is signed by the registered holder of the Shares tendered therewith, unless such holder has completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” in the Letter of Transmittal, or if such Shares are tendered for the account of a recognized Medallion Program approved by the Securities Transfer Association, Inc., including the Securities Transfer Agents Medallion Program, the New York Stock Exchange, Inc. Medallion Signature Program or the Stock Exchange Medallion Program, or is otherwise an “eligible guarantor institution,” as that term is defined in Rule 17Ad-15 under the Securities Exchange Act of 1934, as amended (each being hereinafter referred to as an “Eligible Institution”). In all other cases, all signatures on this Letter of Transmittal must be guaranteed by an Eligible Institution. Stockholders may also need to have any certificates they deliver endorsed or accompanied by a stock power, and the signatures on these documents also may need to be guaranteed.    See Instruction 1 of the Letter of Transmittal.

If a certificate representing Shares or a certificate, if any, representing the associated Rights, is registered in the name of a person other than the signatory of the Letter of Transmittal (or a facsimile thereof), or if payment is to be made, or Shares not accepted for payment or not tendered are to be registered in the name of a person other than the registered holder, the applicable certificate must be endorsed or accompanied by an appropriate stock power, in either case signed exactly as the name(s) of the registered holder(s) appears on the certificate, with the signature(s) on the certificate or stock power guaranteed by an Eligible Institution. If the Letter of Transmittal, any certificates or stock powers are signed or endorsed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing and, unless waived by the Offeror, proper evidence satisfactory to the Offeror of their authority to so act must be submitted. See Instruction 5 of the Letter of Transmittal.

BOOK-ENTRY TRANSFER. The Depositary will establish accounts with respect to the Shares at DTC for purposes of the Offer within two (2) business days after the date of this Offer to Purchase, and any financial institution that is a participant in DTC’s system may make book-entry delivery of the Shares by causing DTC to transfer such Shares into the Depositary’s account in accordance with DTC’s procedure for such transfer. However, although delivery of Shares may be effected through book-entry transfer at DTC, a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees, or an Agent’s Message and any other required documents, must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date or the guaranteed delivery procedures described below must be complied with. The term “Agent’s Message” means a message transmitted through electronic means by DTC to, and received by, the Depositary and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the participant in DTC tendering the Shares that such participant has received, and agrees to be bound by, the terms of the Letter of Transmittal. DELIVERY OF DOCUMENTS TO DTC IN ACCORDANCE WITH DTC’S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

GUARANTEED DELIVERY. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder’s certificates representing Shares and, if certificates have been issued in respect of Rights prior to the Expiration Date, certificates representing the associated Rights, are not immediately available (or the procedures for book-entry transfer cannot be completed on a timely basis) or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such Shares may nevertheless be tendered, PROVIDED that all of the following conditions are satisfied:

(a)	such tender is made by or through an Eligible Institution;

(b)	the Depositary receives, prior to the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Offeror; and

(c)

the certificates representing all tendered Shares and, if certificates have been issued in respect of Rights prior to the Expiration Date, certificates representing the associated Rights, in proper form for transfer (or confirmation of a book-entry transfer of such Shares into the Depositary’s account at DTC), together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantees (or, in connection with a book-entry transfer, an Agent’s Message) and any other documents required by the Letter of Transmittal are received by the Depositary within two trading days after the date of such Notice of Guaranteed Delivery. A “trading day” is any day on which the NYSE is open for business.

The Notice of Guaranteed Delivery may be delivered by hand, or may be transmitted by facsimile transmission or mail, to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING CERTIFICATES FOR SHARES AND, IF CERTIFICATES HAVE BEEN ISSUED IN RESPECT OF RIGHTS PRIOR TO THE EXPIRATION DATE, CERTIFICATES REPRESENTING THE ASSOCIATED RIGHTS, IS AT THE OPTION AND RISK OF THE TENDERING STOCKHOLDER, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

DETERMINATION OF VALIDITY. All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tendered Shares will be determined by the Offeror, in its sole discretion. The Offeror reserves the absolute right to reject any or all tenders of any Shares that it determines are not in appropriate form or the acceptance for payment of or payment for which may, in the opinion of the Offeror’s counsel, be unlawful. The Offeror also reserves the absolute right to waive any defect or irregularity in any tender with respect to any particular Shares or any particular stockholder. No tender of Shares will be deemed to have been validly made until all defects or irregularities relating thereto have been expressly waived or cured to the satisfaction of the Offeror. None of the Offeror, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders, nor shall any of them incur any liability for failure to give any such notification. None of the Offeror, the Depositary, the Information Agent or any other person is or will be obligated to give notice of any defects or irregularities in tenders and none of them will incur any liability for failure to give any such notice.

BACKUP WITHHOLDING. Under U.S. federal income tax laws, backup withholding will apply to any payments made pursuant to the Offer unless you provide the Depositary with your correct taxpayer identification number and certify that you are not subject to such backup withholding by completing the IRS Form W-9 included in the Letter of Transmittal. Currently, the backup withholding rate is 24%. If you are a non-resident alien or foreign entity not subject to backup withholding, you must give the Depositary a completed applicable Form W-8 before receipt of any payment.

OTHER REQUIREMENTS. By executing the Letter of Transmittal as set forth above, a tendering stockholder irrevocably appoints designees of the Offeror as such stockholder’s proxy, in the manner set forth in the Letter of Transmittal, with full power of substitution, to the full extent of such stockholder’s rights with respect to the Shares tendered by such stockholder and accepted for payment by the Offeror (and all other Shares or other securities or rights issued or issuable in respect of such Shares on or after the date of this Offer to Purchase), effective if, when and to the extent that the Offeror accepts such Shares for payment pursuant to the Offer. Upon such acceptance for payment, all prior proxies given by such stockholder with respect to such Shares or other securities accepted for payment will, without further action, be revoked, and no subsequent proxies may be given by such stockholder nor any subsequent written consents executed (and, if given or executed, will not be deemed effective). Such designees of the Offeror will, with respect to such Shares and other securities or rights issuable in respect thereof, be empowered to exercise all voting and other rights of such stockholder as it, in its sole discretion, may deem proper in respect of any annual, special or adjourned meeting of the Company’s stockholders, action by written consent in lieu of any such meeting or otherwise.

The Offeror’s acceptance for payment of Shares tendered pursuant to any of the procedures described above will constitute a binding agreement between the tendering stockholder and the Offeror upon the terms and subject to the conditions of the Offer.

3. WITHDRAWAL RIGHTS.

Tenders of Shares made pursuant to the Offer may be withdrawn (i) at any time prior to the Expiration Date or (ii) at any time after sixty days following October 27, 2021, the date of the Offer to Purchase, unless theretofore accepted for payment by the Offeror as provided herein. If all conditions to the Offer have been satisfied on the Expiration Date, the Offeror will deposit with the Depositary the proceeds required to complete the Offer and will promptly accept for payment and pay for all properly tendered Shares that have not been withdrawn. For a withdrawal of Shares tendered to be effective, a written, telegraphic, or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name(s) in which the certificate(s) representing such Shares and the certificate(s), if any, representing the associated Rights, are registered, if different from that of the person who tendered such Shares. If certificates for Shares or the certificates, if any, for the associated Rights to be withdrawn have been delivered or otherwise identified to the Depositary, the name of the registered holder and the serial numbers shown on the particular certificates evidencing such Shares or associated Rights, as applicable, to be withdrawn must also be furnished to the Depositary prior to the physical release of the Shares to be withdrawn. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (except in the case of Shares tendered by an Eligible Institution). If Shares have been tendered pursuant to the procedures for book-entry transfer set forth in Section 2, any notice of withdrawal must specify the name and number of the account at DTC to be credited with such withdrawn Shares and must otherwise comply with DTC’s procedures.

Withdrawals of tenders of Shares may not be rescinded, and Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by again following the procedures described in Section 2 — “PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES” at any time prior to the Expiration Date.

All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Offeror, in its sole discretion. None of the Offeror, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal, nor shall any of them incur any liability for failure to give any such notification.

4. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES.

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), the Offeror will accept for payment and will pay for Shares validly tendered prior to the Expiration Date and not properly withdrawn, promptly after the Expiration Date. If all conditions to the Offer have been satisfied on the Expiration Date, the Offeror will deposit with the Depositary the proceeds required to complete the Offer. If any delay would be in contravention of Rule 14e-1(c) of the Exchange Act, the Offeror will extend the Offer. See Section 1 — “TERMS OF THE OFFER”. The Offeror will not accept Shares for payment unless all conditions to the Offer have been satisfied or waived.

In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates representing such Shares and, if certificates have been issued in respect of Rights prior to the Expiration Date, certificates representing the associated Rights (or a timely confirmation of a book-entry transfer of such Shares into the Depositary’s account at DTC, as described in Section 2 — “PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES”), (ii) a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantees (or, in connection with a book-entry transfer, an Agent’s Message), and (iii) any other documents required by the Letter of Transmittal.

For purposes of the Offer, the Offeror will be deemed to have accepted for payment, and thereby purchased, Shares tendered prior to the Expiration Date when, as and if the Offeror gives oral or written notice to the Depositary, as agent for the tendering stockholders, of the Offeror’s acceptance for payment of such Shares. Payment for Shares so accepted for payment will be made by the deposit of the purchase price therefor with the Depositary, which will act as agent for the tendering stockholders for the purpose of receiving such payment from the Offeror and transmitting such payment to tendering stockholders. Under no circumstances will interest be paid on the Offer Price.

If, prior to the Expiration Date, the Offeror increases the consideration to be paid for Shares pursuant to the Offer, the Offeror will pay such increased consideration for all Shares accepted for payment or paid for pursuant to the Offer, whether or not such Shares have been tendered, accepted for payment or paid for prior to such increase in the consideration.

5. MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS.

The following is a summary of the material U.S. federal income tax consequences of the Offer to holders whose Shares are purchased pursuant to the Offer but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based upon the Code, temporary and final Treasury regulations promulgated thereunder, judicial decisions and administrative rulings and practice, in each case in effect as of the date hereof. These authorities are subject to change, possibly with retroactive effect, so as to result in U.S. federal income tax consequences different from those set forth below. This discussion does not address aspects of United States federal taxation other than income taxation, nor does it address aspects of United States federal income taxation that may be applicable to particular stockholders, such as stockholders who are dealers in securities, traders in securities that elect to use a mark to market method of accounting, insurance companies, tax-exempt organizations, financial institutions, regulated investment companies, controlled foreign corporations, passive foreign investment companies, stockholders who hold their Shares as part of a straddle, hedge, conversion, synthetic security or constructive sale transaction for United States federal income tax purposes, stockholders that are accrual method taxpayers for United States federal income tax purposes and are required to accelerate the recognition of any item of gross income with respect to the Shares as a result of such income being recognized on an applicable financial statement, United States expatriates and former long-term residents, stockholders who have a functional currency other than the U.S. dollar, or stockholders who acquired their Shares in a compensation transaction.

This summary is limited to persons that hold their Shares as a “capital asset” within the meaning of Section 1221 of the Code. This discussion does not address any state, local, non-income or foreign tax consequences. There can be no assurance that the Internal Revenue Service (“IRS”) will not challenge the analysis or conclusions reached in this section, and no ruling from the IRS has been or will be sought on the transaction described herein or on any of the issues discussed below.

THIS SUMMARY IS OF A GENERAL NATURE ONLY AND IS NOT INTENDED TO BE LEGAL OR TAX ADVICE TO EITHER UNITED STATES HOLDERS OR NON-U.S. HOLDERS. BENEFICIAL OWNERS OF SHARES ARE, THEREFORE, URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES APPLICABLE TO THEM OF TENDERING THEIR SHARES OR THE APPLICABILITY OF U.S. FEDERAL, STATE OR LOCAL TAX LAWS OR NON-U.S. OR NON-INCOME TAX LAWS, ANY CHANGES IN APPLICABLE TAX LAWS AND ANY PENDING OR PROPOSED LEGISLATION OR REGULATIONS.

United States Holders

As used herein, the term “United States Holder” means a beneficial owner of Shares that, for United States federal income tax purposes, is:

(a)	an individual who is a citizen or resident of the United States;

(b)

a corporation (or other entity treated as a corporation for United States federal income tax purposes) created or organized under the laws of the United States, any state of the United States or the District of Columbia;

(c)	an estate, the income of which is subject to federal income taxation regardless of source; or

(d)

a trust (i) if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons have the authority to control all substantial decisions of such trust or (ii) that has a valid election in effect under applicable Treasury Regulations to be treated as a United States person.

A “Non-U.S. Holder” is a beneficial holder of Shares other than a United States Holder.

If a partnership (including any entity treated as a partnership for United States federal income tax purposes) is the beneficial holder of Shares, the tax treatment of a partner in such partnership will depend upon the status of the partner and the activities of the partnership. Partners in such a partnership should consult their tax advisors as to the particular tax considerations applicable to them.

Disposition of Shares Pursuant to the Offer

A United States Holder will recognize gain or loss on the disposition of its Shares in the Offer. Gain or loss must be calculated separately for each block of Shares (that is, Shares acquired at the same cost in a single transaction) exchanged for cash in the Offer. The amount of gain or loss realized with respect to each block of Shares generally will equal the difference between the amount of cash received for the Shares and the United States Holder’s adjusted tax basis in the Shares. A United States Holder’s adjusted tax basis in a Share generally will be equal to the amount the United States Holder paid for the Share. Any gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the United States Holder has held the Share for more than one year on the disposition date. Otherwise, such gain or loss will be short-term capital gain or loss. Long-term capital gains recognized by certain non-corporate United States Holders, including individuals, generally will be taxable at a preferential reduced rate. The deductibility of capital losses is subject to limitations. The Biden administration has announced a proposed budget that, in addition to increasing income tax rates for corporate and non-corporate U.S. holders, would make significant changes to the tax treatment of capital gains, including ending retroactively the preferential tax rate on capital gains for some individual U.S. holders. Whether any such tax proposals could impact a United States Holder on the disposition of its Shares in the Offer would depend on whether any such tax proposals are enacted and, if so, whether the Offer is completed before or after the effective date of any enacted tax proposals.

Medicare Tax

Certain United States Holders, including individuals, estates and trusts, may be subject to an additional 3.8% Medicare tax on capital gain, if any, realized on the sale of their Shares. For individuals, the additional Medicare tax applies to the lesser of (i) net investment income or (ii) the excess of modified adjusted gross income over $200,000 ($250,000 if married and filing jointly or $125,000 if married and filing separately). If you are a United States Holder that is an individual, estate or trust, you must consult your tax advisors regarding the applicability of the Medicare tax to you.

Information Reporting and Backup Withholding

Information returns may be required to be filed with the IRS relating to payments made to particular United States Holders. In addition, United States Holders may be subject to a backup withholding tax on such payments if they do not provide their taxpayer identification numbers in the manner required, or otherwise fail to comply with applicable backup withholding tax rules. Any amounts withheld under the backup withholding rules will be allowed as a credit against the United States Holder’s United States federal income tax liability provided the required information is timely furnished to the IRS.

Non-U.S. Holders

A non-U.S. Holder will generally not be subject to U.S. federal income tax on gain recognized on the sale of their Shares pursuant to the Offer unless:

(i)	the gain is effectively connected with such holder’s conduct of a U.S. trade or business, as described below,

(ii)	such holder is an individual who was present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met, or

(iii)

the shares of Southwest Gas constitute a United States real property interest as a result of Southwest Gas being a United States real property holding corporation (“USRPHC”) for United States federal income tax purposes.

With respect to (i) above, if gain from the sale of the Shares pursuant to the Offer is effectively connected with a Non-U.S. Holder’s conduct of a U.S. trade or business, and, if an income tax treaty applies, the Non-U.S. Holder maintains a U.S. “permanent establishment” to which the gain is attributable, then the Non-U.S. Holder generally will be subject to U.S. federal income tax on the gain on a net basis in the same manner as if it were a United States Holder. A foreign corporation that is stockholder also may be subject to a “branch profits tax” equal to 30% of its effectively connected earnings and profits for the taxable year, subject to certain adjustments, unless it qualifies for a lower rate under an applicable income tax treaty.

Gain described in (ii) above will be subject to U.S. federal income tax at a rate of 30% (or such lower applicable treaty rate), which may be offset by U.S. source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

With respect to (iii) above, the Shares of Southwest Gas will constitute a United States real property interest with respect to a Non-U.S. Holder if (1) Southwest Gas is or has been a USRPHC for U.S. federal income tax purposes at any time during the shorter of (i) the period during which the Non-U.S. Holder held such Shares or (ii) the 5-year period ending on the date the Non-U.S. Holder disposes of such Shares pursuant to the Offer and (2) the Non-U.S. Holder actually or constructively owns or has owned (at any time during the shorter of such periods) more than 5% of the Shares. Notwithstanding, a Non-U.S. Holder may be required to provide additional information to us permitting us to determine whether we are required, under the Foreign Investment in Real Property Tax Act, to withhold 15% of the amount to be paid to such Non-U.S. Holder. In general, Southwest Gas would be classified as a USRPHC if the fair market value of its “United States real property interests” equals or exceeds 50% of the sum of (x) the fair market value of its worldwide real property interests plus (y) other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. In an SEC filing from November 2018, Southwest Gas did not believe it was, and did not anticipate becoming, a USRPHC for U.S. federal income tax purposes. However, there can be no assurance that Southwest Gas is currently not a USRPHC and, accordingly, we reserve the right to withhold 15% of the amount to be paid to a Non-U.S. Holder if we cannot determine that Shares of Southwest Gas will not constitute a United States real property interest with respect to such holder.

Despite the fact that Sections 1471 through 1474 of the Code, and the U.S. Treasury Regulations and administrative guidance issued thereunder (“FATCA”), impose a 30% withholding tax on gross proceeds from the sale or other disposition of instruments that can produce U.S.-source dividends (such as Shares of Southwest Gas), under proposed U.S. Treasury Regulations (the preamble to which specifies that taxpayers are permitted to rely on them pending finalization), such gross proceeds are not subject to FATCA withholding. Non-U.S. Holders are encouraged to consult their own tax advisors regarding the effects of FATCA on the sale of their Shares.

Information Reporting and Backup Withholding.

We intend to apply U.S. information reporting and backup withholding (currently at a rate of 24%) with respect to payments a Non-U.S. Holder receives pursuant to the Offer unless such Non-U.S. Holder (i) is an exempt recipient and, when required, demonstrates this fact, or (ii) provides a certificate (e.g., IRS Form W-8BEN or IRS Form W-8BEN-E) as to its non-U.S. status.

6. PRICE RANGE OF THE SHARES; DIVIDENDS.

The Company’s Common Stock is listed and traded on the NYSE and traded under the symbol “SWX.” The following table sets forth, for each of the periods indicated, the high and low reported sales prices for the Common Stock on the NYSE, as reported by published financial sources.

CALENDAR YEAR	HIGH	LOW
CALENDAR YEAR 2019
First Quarter . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	$84.88	$73.27
Second Quarter . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	$91.70	$79.48
Third Quarter . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	$92.94	$85.64
Fourth Quarter . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	$92.09	$74.16
CALENDAR YEAR 2020
First Quarter . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	$79.99	$45.68
Second Quarter . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	$81.62	$63.89
Third Quarter . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	$74.69	$59.44
Fourth Quarter . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . CALENDAR YEAR 2021	$75.00	$58.03
First Quarter . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	$71.35	$57.00
Second Quarter . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	$73.54	$62.54
Third Quarter . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	$73.05	$64.63
Fourth Quarter through October 26, 2021 . . . . . . . . . . . . .	$72.00	$62.58

The Rights currently trade together with the Common Stock. On October 4, 2021, the last full trading day before the first public announcement of a proposal by Southwest Gas to acquire Questar Pipelines from Dominion Energy, Inc., the closing price of Southwest Gas’s Common Stock reported on the NYSE was $66.07 per Share. On October 13, 2021, the last full trading day before the Offeror publicly announced its intention to commence the Offer, the closing price of Southwest Gas’s Common Stock reported on the NYSE was $64.92 per Share. On October 26, 2021, the last full trading day before commencement of the Offer, the closing price of Southwest Gas’s Common Stock reported on the NYSE was $69.16 per Share. STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

As of February 16, 2021, there were approximately 11,690 holders of record of the Company’s Common Stock. This number does not include individual stockholders who own Common Stock registered in the name of a nominee under nominee security listings.

Dividends are payable on the Common Stock at the discretion of the Company’s board of directors. In setting the dividend rate, the Company reports that its board considers, among other factors, the Company’s current and expected future earnings levels, ongoing capital expenditure plans and expected external funding needs, payout ratio, and ability to maintain strong credit ratings and liquidity. The Company has paid dividends on the Common Stock since 1956. Effective with the June 2019 payment, the Company paid a quarterly dividend on the Common Stock of $0.545 per share. Effective with the June 2020 payment, the Company paid a quarterly dividend on the Common Stock of $0.570 per share. Effective with the June 2021 payment, the Company’s current quarterly dividend on the Common Stock is $0.595 per share.

The Company’s ability to ability to pay dividends to stockholders is dependent on the ability of its subsidiaries to generate sufficient net income and cash flows to service debt and pay upstream dividends. Because of the relative size of subsidiary operations, and their relative impacts to net income and cash flows, substantial dependency on the utility operations of Southwest Gas Corporation and the infrastructure services of Centuri Group, Inc. exists. The ability of the Company’s subsidiaries to pay upstream dividends and make other distributions are subject to relevant debt covenant restrictions of subsidiaries and applicable state law.

7. CERTAIN INFORMATION CONCERNING THE COMPANY.

Southwest Gas Holdings, Inc., a Delaware corporation, is a holding company with its principal executive offices located at 8360 S. Durango Drive, P.O. Box 98510, Las Vegas, Nevada 89193-8510. The Company’s telephone number is (702) 876-7237. Through its wholly owned subsidiaries, Southwest Gas Corporation (“Southwest” or the “natural gas operations” segment) and Centuri Group, Inc. (“Centuri” or the “utility infrastructure services” segment), the Company operates two business segments: natural gas operations and utility infrastructure services. Southwest is incorporated in the state of California.

Southwest, incorporated in March 1931, provides regulated natural gas delivery services to customers in portions of Arizona, Nevada, and California. Public utility rates, practices, facilities, and service territories of Southwest are subject to regulatory oversight. The timing and amount of rate relief can materially impact results of operations. Natural gas purchases and the timing of related recoveries can materially impact liquidity. Results for the natural gas operations segment are higher during winter periods due to the seasonality incorporated in its regulatory rate structures.

Centuri is a comprehensive utility infrastructure services enterprise dedicated to delivering a diverse array of solutions to North America’s gas and electric providers. Centuri derives revenue primarily from installation, replacement, repair, and maintenance of energy distribution systems. Centuri operations are generally conducted under the business names of NPL Construction Co. (“NPL”), NPL Canada Ltd. (“NPL Canada”), New England Utility Constructors, Inc. (“Neuco”), and Linetec Services, LLC (“Linetec”). Utility infrastructure services activity is seasonal in most of Centuri’s operating areas. Peak periods are the summer and fall months in colder climate areas, such as the northeastern and midwestern U.S. and in Canada. In warmer climate areas, such as the southwestern and southeastern U.S., utility infrastructure services activity continues year round.

According to the Company’s Form 10-Q, filed with the SEC on August 5, 2021, as of July 30, 2021, 59,093,403 shares of Common Stock were outstanding.

The Company is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is obligated to file reports and other information with the SEC relating to its business, financial condition and other matters. Certain information, as of particular dates, concerning the Company’s business, principal physical properties, capital structure, material pending litigation, operating results, financial condition, directors and officers (including their remuneration and equity awards granted to them), the principal holders of the Company’s securities, any material interests of such persons in transactions with the Company, and other matters is required to be disclosed in proxy statements and periodic reports distributed to the Company’s stockholders and filed with the SEC. The SEC maintains a website, and the reports, proxy statements and other information filed by the Company with the SEC may be accessed electronically at http://www.sec.gov.

Except as otherwise stated in this Offer to Purchase, the information concerning the Company contained herein has been taken from or is based upon reports and other documents on file with the SEC or otherwise publicly available.

8. CERTAIN INFORMATION CONCERNING THE OFFEROR.

IEP Utility Holdings LLC, a Delaware limited liability company, or the Offeror, is a wholly-owned subsidiary of Icahn Enterprises Holdings L.P., a co-bidder, and was formed solely for the purpose of making the Offer. To date, the Offeror has not carried on any activities other than those related to its formation and the Offer. The business address of the Offeror is 16690 Collins Avenue, Suite PH-1, Sunny Isles Beach, Florida 33160, where the business phone number is (305) 422-4100.

Icahn Enterprises Holdings is a Delaware limited partnership. Icahn Enterprises Holdings’ general partner is Icahn Enterprises G.P. Inc. (“Icahn Enterprises GP”), a Delaware corporation. Icahn Enterprises Holdings’ limited partner is Icahn Enterprises L.P. (“Icahn Enterprises”), a Delaware limited partnership. Icahn Enterprises GP is the general partner of Icahn Enterprises. Mr. Carl C. Icahn is the indirect holder of approximately 90.2% of the issued and outstanding depositary units representing limited partnership interests in Icahn Enterprises. Icahn Enterprises GP is 100% owned by Beckton Corp. (“Beckton”), a Delaware corporation. Beckton Corp. is 100% owned by Mr. Carl C. Icahn, a United States citizen. The business address of each of (i) Icahn Enterprises Holdings, Icahn Enterprises GP, Icahn Enterprises and Beckton Corp. is 16690 Collins Avenue, Suite PH-1, Sunny Isles Beach, Florida 33160 and (ii) Mr. Icahn is c/o Icahn Enterprises L.P., 16690 Collins Avenue, Suite PH-1, Sunny Isles Beach, Florida 33160. The business phone number of each is (305) 422-4100.

Icahn Enterprises Holdings is primarily engaged in the business of holding direct or indirect interests in various operating businesses. Icahn Enterprises GP is primarily engaged in the business of serving as the general partner of each of Icahn Enterprises and Icahn Enterprises Holdings. Beckton Corp. is primarily engaged in the business of holding the capital stock of Icahn Enterprises GP. Icahn Enterprises, a master limited partnership, is a diversified holding company engaged in a variety of businesses, including investment, energy, automotive, food packaging, metals, real estate, home fashion and pharma.

Mr. Icahn’s current principal occupation or employment is set forth on Schedule I attached hereto and is incorporated by reference herein. Also set forth on Schedule I and incorporated by reference herein are Mr. Icahn’s material occupations, positions, offices or employments during the past five years, including the principal business and address of any business corporation or other organization in which such occupation, position, office or employment was carried on. The name, position, citizenship, business address, current principal occupation or employment, material occupations, positions, offices or employments during the past five years and the principal business and address of any business corporation or other organization in which such occupation, position, office or employment was carried on, of each executive officer and director of the Offeror, Icahn Enterprises Holdings, Icahn Enterprises, Icahn Enterprises GP and Beckton Corp. are set forth on Schedule I attached hereto and incorporated by reference herein. Each of the executive officers and directors listed on Schedule I hereto is a United States citizen.

None of the Offeror, Icahn Enterprises Holdings, Icahn Enterprises, Icahn Enterprises GP, Beckton Corp., Mr. Icahn nor, to their respective knowledge, any of the persons listed on Schedule I hereto, have been, during the past ten years: (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors); or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Except as set forth in this Offer to Purchase, none of the Offeror, Icahn Enterprises Holdings, Icahn Enterprises, Icahn Enterprises GP, Beckton Corp., Mr. Icahn nor, to their respective knowledge, any of the persons listed on Schedule I hereto, has had any transaction that occurred during the past two years with the Company or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC applicable to the Offer. Except as set forth in this Offer to Purchase, there have been no negotiations, transactions or material contacts during the past two years between the Offeror, Icahn Enterprises Holdings, Icahn Enterprises, Icahn Enterprises GP, Beckton Corp., Mr. Icahn or any of their respective subsidiaries or, to their respective knowledge, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and the Company or its affiliates, on the other hand, concerning any merger, consolidation or acquisition, tender offer for or other acquisition of any class of the Company’s securities, election of the Company’s directors or sale or other transfer of a material amount of the Company’s assets.

As of the date of this Offer to Purchase, Icahn Enterprises Holdings, Icahn Enterprises, Icahn Enterprises GP, Beckton Corp., Mr. Icahn and their respective affiliates listed on Schedule I hereto, and each associate and majority-owned subsidiary of those persons, beneficially own, in the aggregate, 2,898,676 Shares (including Shares underlying forward contracts) representing approximately 4.91% of the issued and outstanding Shares. Of these 2,898,676 Shares, (i) Icahn Partners LP (“Icahn Partners”) is the direct beneficial owner of 1,694,184 Shares (including Shares underlying forward contracts), representing approximately 2.9% of the issued and outstanding Shares; and (ii) Icahn Partners Master Fund LP (“Icahn Master”) is the direct beneficial owner of 1,204,492 Shares (including Shares underlying forward contracts), representing approximately 2.0% of the issued and outstanding Shares. Each of the foregoing percentages is based upon the 59,093,403 shares of Common Stock that were issued and outstanding as of July 30, 2021, as stated by the Company in its Form 10-Q filed for the quarterly period ended June 30, 2021, filed with the SEC on August 5, 2021.

Of the 2,898,676 Shares reported as beneficially owned, 1,629,326 Shares may be deemed beneficially owned by Icahn Partners and Icahn Master as a result of them having entered into forward contracts with respect to such number of Shares at a forward price of $63 per share, plus a financing charge. The forward price is subject to adjustment to account for any dividends or other distributions declared by the Company. In addition, Icahn Partners and Icahn Master paid the counterparty to the forward contracts an aggregate amount of approximately $12.7 million upon entering into the contracts. The forward contracts provide for physical settlement, with Icahn Partners and Icahn Master retaining the right to elect cash settlement. The forward contracts do not give Icahn Partners or Icahn Master direct or indirect voting, investment or dispositive control over the Shares to which the contracts relate. The forward contracts expire on August 10, 2023. In addition, Icahn Partners and Icahn Master may from time to time enter into one or more cash-settled equity swaps with broker-dealers or other financial institutions and counterparties with respect to the Shares, with reference prices and maturity dates that vary depending upon the terms of each such cash-settled swap. After giving effect to such transactions, Icahn Partners and Icahn Master may be deemed to have either increased or decreased economic exposure to the securities of the Company. Icahn Partners and Icahn Master do not have voting power or dispositive power with respect to the Shares referenced in such cash settled swaps and disclaim beneficial ownership of the Shares to which such swaps relate.

Icahn Offshore LP, a Delaware limited partnership (“Icahn Offshore”), is the general partner of Icahn Master. Icahn Onshore LP, a Delaware limited partnership (“Icahn Onshore”) is the general partner of Icahn Partners. Icahn Capital LP, a Delaware limited partnership (“Icahn Capital”), is the general partner of each of Icahn Offshore and Icahn Onshore. Icahn Enterprises Holdings is the sole member of IPH GP LLC, a Delaware limited liability company (“IPH GP”), which is the general partner of Icahn Capital. Beckton is the sole stockholder of Icahn Enterprises GP, which is the general partner of Icahn Enterprises Holdings. Carl C. Icahn is the sole stockholder of Beckton. As such, Mr. Icahn is in a position indirectly to determine the investment and voting decisions made by each of these entities. In addition, Mr. Icahn is the indirect holder of approximately 90.2% of the issued and outstanding depositary units representing limited partnership interests in Icahn Enterprises. Icahn Enterprises GP is the general partner of Icahn Enterprises, which is the sole limited partner of Icahn Enterprises Holdings.

Each of Icahn Master and Icahn Partners is primarily engaged in the business of investing in securities. Icahn Offshore is primarily engaged in the business of serving as the general partner of Icahn Master. Icahn Onshore is primarily engaged in the business of serving as the general partner of Icahn Partners. Icahn Capital is primarily engaged in the business of serving as the general partner of each of Icahn Offshore and

Icahn Onshore. IPH GP is primarily engaged in the business of serving as the general partner of Icahn Capital. Icahn Enterprises Holdings is primarily engaged in the business of holding direct or indirect interests in various operating businesses. Icahn Enterprises GP is primarily engaged in the business of serving as the general partner of each of Icahn Enterprises and Icahn Enterprises Holdings. Beckton is primarily engaged in the business of holding the capital stock of Icahn Enterprises GP.

Of the Shares described above, Icahn Partners has sole voting power and sole dispositive power with regard to 1,694,184 Shares (including Shares underlying forward contracts). Each of Icahn Onshore, Icahn Capital, IPH GP, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn has shared voting power and shared dispositive power with regard to such Shares. Icahn Master has sole voting power and sole dispositive power with regard to 1,204,492 Shares (including Shares underlying forward contracts). Each of Icahn Offshore, Icahn Capital, IPH GP, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn has shared voting power and shared dispositive power with regard to such Shares.

Each of Icahn Onshore, Icahn Capital, IPH GP, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn, by virtue of their relationships to Icahn Partners, may be deemed to indirectly beneficially own (as that term is defined in Rule 13d-3 under the Exchange Act) the Shares which Icahn Partners directly beneficially owns. Each of Icahn Onshore, Icahn Capital, IPH GP, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn disclaims beneficial ownership of such Shares for all other purposes. Each of Icahn Offshore, Icahn Capital, IPH GP, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn, by virtue of their relationships to Icahn Master, may be deemed to indirectly beneficially own (as that term is defined in Rule 13d-3 under the Exchange Act) the Shares which Icahn Master directly beneficially owns. Each of Icahn Offshore, Icahn Capital, IPH GP, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn disclaims beneficial ownership of such Shares for all other purposes.

Other than as disclosed on Schedule II attached hereto, none of the Offeror, Icahn Partners, Icahn Master, Icahn Onshore, Icahn Offshore, Icahn Capital, IPH GP, Icahn Enterprises Holdings, Icahn Enterprises GP, Icahn Enterprises, Beckton, Mr. Icahn nor, to their respective knowledge, any of the persons listed on Schedule I hereto, have effected any transaction in the Shares during the past 60 days. The information set forth on Schedule II is incorporated herein by reference.

Pursuant to Rule 14d-3 under the Exchange Act, the Offeror has filed with the SEC a Tender Offer Statement on Schedule TO (as amended, the “Schedule TO”), of which this Offer to Purchase forms a part, and exhibits to the Schedule TO. The SEC maintains a web site on the Internet at http://www.sec.gov that contains the Schedule TO and its exhibits and other information that the Offeror has filed electronically with the SEC.

9. SOURCE AND AMOUNT OF FUNDS.

The total maximum amount of funds required by the Offeror to purchase all the Shares pursuant to the Offer is estimated to be up to approximately $4.2 billion (excluding the 2,898,676 Shares beneficially owned by the Offeror and its affiliates as of October 26, 2021). The Offeror and Icahn Enterprises Holdings will obtain such funds from cash, cash equivalents and from their ability to realize cash upon sale of liquid securities. The Offer is not conditioned on the Offeror entering into any financing arrangements or obtaining any financing and the Offeror currently does not have any alternative financing plans.

10. BACKGROUND OF THE OFFER; PAST CONTACTS OR NEGOTIATIONS WITH THE COMPANY.

The following is a chronology of material events leading up to the Offer:

Between July 16, 2021 and September 14, 2021, affiliates of the Offeror purchased an aggregate of 1,269,350 Shares in open market purchases for an aggregate purchase price of approximately $90.2 million. In addition, between August 10, 2021 and September 7, 2021, affiliates of the Offeror entered into forward contracts relating to 1,629,326 Shares, at a forward price of $63.00 per share, for an aggregate forward price of approximately $102.6 million, plus a financing charge. The forward price is subject to adjustment to account for any dividends or other distributions declared by the Company. Affiliates of the Offeror paid the counterparty to the forward contracts an aggregate amount of approximately $12.7 million upon entering into the contracts. Affiliates of the Offeror have entered into, from time to time, one or more cash-settled equity swaps with broker-dealers or other financial institutions and counterparties with respect to the Shares, with reference prices and maturity dates that vary depending upon the terms of each such cash-settled swap.

On October 4, 2021, after reading news reports speculating that the Company was negotiating a deal to acquire Questar Pipelines (as defined below) from Dominion Energy, Inc., Mr. Icahn tried to reach Mr. Hester, President and Chief Executive Officer of the Company, multiple times by telephone during the course of the day but was unsuccessful.

On October 5, 2021, the Company announced that it had entered into a definitive agreement to acquire Dominion Energy Questar Pipeline, LLC, its subsidiaries and certain associated affiliates, including Overthrust Pipeline, White River Hub and Questar Field Services (“Questar Pipelines”), from Dominion Energy, Inc. Under the terms of the transaction, the Company will acquire 100% of Questar Pipelines for $1.545 billion in cash and will also assume $430 million of Questar Pipelines’ debt. The Company further announced that the transaction is expected to close on or about December 31, 2021, subject to approval under the HSR Act and other customary closing conditions.

On October 5, 2021, Mr. Icahn and affiliated entities released an open letter to the Company’s board of directors. The letter expressed disappointment with the performance of the Company’s management over the past few years and specifically with the Company’s decision to enter into the Questar Pipelines transaction.

On October 7, 2021, Mr. Icahn’s office received a call back from Mr. Hester’s office to schedule a time for Messrs. Icahn and Hester to speak. Later that day, Mr. Icahn and Mr. Hester spoke by telephone and discussed the Questar Pipelines transaction. Mr. Icahn indicated that the proposed greater than 25% equity and equity-linked issuance, without a stockholder vote, would not only depress the valuation of the Company but would also be massively dilutive. In addition, Mr. Icahn indicated that it was imperative that the Company not place the depressed equity with “friends,” but rather that the Company conduct a pro rata rights offering in which all stockholders could participate. Mr. Icahn indicated that he would be willing to back stop such a rights offering. Mr. Icahn also requested that the Company consider his request for representation on the Company’s board of directors. Finally, Mr. Icahn indicated that whether or not he received board representation, he would support a rights offering even if he was not asked to back stop the rights offering. Mr. Hester confirmed that he would review Mr. Icahn’s proposals with the Company’s board of directors. Both parties agreed that they would do nothing publicly until their next conversation was scheduled to occur on October 13, 2021.

Notwithstanding the oral agreement between Mr. Icahn and Mr. Hester to not take any public action until after their next conversation, which was scheduled to take place on October 13, 2021, the Company announced on October 11, 2021 that its board of directors adopted a poison pill on Sunday, October 10, 2021.

Pursuant to the requirements of the HSR Act, on October 11, 2021, the Offeror filed a Notification and Report Form with respect to the Offer with the DOJ and the FTC. Consequently, the required waiting period under the HSR Act with respect to the Offer will expire at 11:59 p.m., Eastern Time, on Monday, November 1, 2021, unless early termination of the waiting period is granted or the waiting period is extended.

On October 13, 2021, Messrs. Icahn and Hester spoke by telephone. Mr. Icahn requested information regarding the Company’s plans regarding issuing equity and sought assurance that the Company would issue equity only in a rights offering in which all of the Company’s stockholders were able to participate pro rata (rather than a private placement that would benefit only some of the Company’s stockholders). Mr. Hester was unwilling to provide any concrete answers to Mr. Icahn regarding the rights offering and refused to provide any guarantee that he would not conduct a private placement of the Company’s equity with “friends” of the Company. Mr. Hester also refused to provide any commitment regarding board representation. Mr. Icahn indicated that, given the Company’s history of undertaking damaging corporate actions, he was not willing to risk having additional time pass before providing another option to the Company’s stockholders and indicated that he would be making an offer for the Company immediately.

On October 13, 2021, the Company issued a press release outlining its rationale for the Questar Pipeline acquisition in response to Mr. Icahn’s October 4 letter.

On October 14, 2021, Mr. Icahn issued an open letter to the Company’s stockholders indicating his intent to commence, through one or more affiliates, a tender offer for any and all of the outstanding shares of Common Stock of the Company, including the associated Rights, at a price of $75.00 per Share in cash. Mr. Icahn also reiterated his intent to commence a proxy contest to elect a full slate of directors at the 2022 annual meeting of the Company’s stockholders.

On October 14, 2021, the Company issued a statement in response to Mr. Icahn’s October 14 letter stating that if Icahn Enterprises commenced a tender offer for the Common Stock, the Company’s board of directors “will review the offer in consultation with its financial and legal advisors to determine the course of action that it believes is in the best interests of the Company and its stockholders.” The letter also provided that the Company will respond if and when Mr. Icahn nominates a full slate of directors for election at the Company’s 2022 annual meeting of stockholders. Also, on October 14, 2021, the Company distributed a statement to its employees that it had received an offer to purchase the Company from one of its stockholders.

On October 20, 2021, Mr. Icahn issued an open letter to the Company’s stockholders, which provided a point-by-point rebuttal to the letter from the Company’s management dated October 13, 2021. In the open letter, Mr. Icahn reiterated that he believes that the Company’s stockholders are fed up with the Company’s management and urged his fellow stockholders to participate in the tender offer or participate in the long-term plan for value creation by supporting his slate of directors.

On October 20, 2021, the Company released a statement that the “Questar acquisition adds scale and value through a compelling, high-return suite of assets with unique strength and stability” and reiterating the Company’s commitment to long-term value.

On October 22, 2021, affiliates of the Offeror delivered a demand to inspect the stocklists of the Company pursuant to Section 220 of the Delaware General Corporation Law (the “DGCL”).

On October 25, 2021, Mr. Icahn issued an open letter to the Company’s board of directors reiterating that a rights offering to all existing stockholders is the best way to ensure that the Company’s existing stockholders are not massively diluted.

On October 27, 2021, the Offeror commenced the Offer because the Offeror believes that the tender offer is in the interest of all stakeholders (except for the Company’s senior management and its board of directors). Also, on October 27, 2021, the Offeror delivered a request and demand pursuant to Rule 14d-5(a) of the Exchange Act for use of the stockholder list and security position listings of the Company for the purpose of disseminating the materials relating to the Offer to the holders of the Shares.

11. PURPOSE OF THE OFFER; PLANS FOR THE COMPANY.

PURPOSE OF THE OFFER. The purpose of the Offer is for Icahn Enterprises L.P., through the Offeror, to provide immediate liquidity at a premium for those stockholders choosing to tender their Shares, while also providing the opportunity for those stockholders who, like us, believe in the long-term prospects of the Company—under proper management—to realize its potential upside.

PLANS FOR THE COMPANY. If we acquire Shares pursuant to the Offer, depending upon the number of Shares so acquired and other factors relevant to our equity ownership in the Company, we may, subsequent to completion of the Offer, seek to acquire additional Shares through open market purchases, privately negotiated transactions, a tender or exchange offer or other transactions or a combination of the foregoing on such terms and at such prices as we shall determine, which may be different from the price paid in the Offer. We also reserve the right to dispose of Shares that we have acquired or may acquire.

If we complete the Offer, the Offeror may acquire a majority of the issued and outstanding Shares depending on the number of Shares that are tendered into the Offer. In connection with the Offer, Icahn Enterprises and the Offeror have reviewed, and will continue to review, various possible business strategies that they might consider in the event that Icahn Enterprises acquires control of the Company. If, and to the extent that, Icahn Enterprises acquires control of the Company, Icahn Enterprises intends to conduct a detailed review, subject to applicable law, of the Company and its assets, corporate structure, capitalization, operations, properties, policies, management and personnel and consider and determine what, if any, changes would be desirable in light of the circumstances which then exist.

The Offer is not conditioned upon the Offeror obtaining any financing, any due diligence review of the Company or any minimum number of Shares being tendered. The Offer is subject to the following conditions: (i) the Rights Agreement has been validly terminated or the Rights have been redeemed and are otherwise inapplicable to the Offer; (ii) the Company’s board of directors has waived the applicability of Article 7(A) of the Company’s Certificate of Incorporation to the purchase of the Shares by the Offeror in the Offer; (iii) the Company has not issued, and has not authorized or proposed the issuance, of any equity securities or equity-linked securities, subject to certain ordinary course exceptions, other than pursuant to a rights offering that treats all stockholders equally; and (iv) the receipt of any required governmental or regulatory approvals which, in each case, have not been appealed and are no longer appealable, and do not impose any Burdensome Conditions (as defined in this Offer to Purchase), including the expiration or termination of any applicable waiting period under the HSR Act. See Section 14 — “CONDITIONS OF THE OFFER”.

We currently intend to nominate and solicit proxies (the “Proxy Solicitation”) for the election of ten nominees at Southwest Gas’s 2022 Annual Meeting of Stockholders. The 2022 Annual Meeting has not yet been scheduled. The conditions to the Offer must be satisfied on or prior to the Expiration Date. If the Regulatory Approval Condition has not been satisfied prior to the time of the Southwest Gas 2022 Annual Meeting and at least 35% of the outstanding Shares are validly tendered in the Offer and not properly withdrawn at such time (excluding the 4.9% of Shares beneficially owned by affiliates of the Offeror), then we intend to continue extending the Expiration Date for at least six months following the 2022 Annual Meeting. Under these circumstances, we also intend to ask Southwest Gas stockholders to vote on a proposal at the 2022 Annual Meeting to approve calling a special meeting of Southwest Gas stockholders and requiring the Southwest Gas board of directors to put forth at such special meeting the election of the Icahn Slate following the satisfaction of the Regulatory Approval Condition. Moreover, if, at the time of the initial Expiration Date and/or at the time of any subsequent Expiration Date of the Offer, at least 35% of the outstanding Shares are validly tendered in the Offer and not properly withdrawn at such time (excluding the 4.9% of Shares beneficially owned by affiliates of the Offeror), then we must extend the Expiration Date for at least another sixty days.

Subject to applicable law, Icahn Enterprises and the Offeror reserve the right to amend the Offer in any respect (including amending the offer price).

Except as described in this Offer to Purchase, Icahn Enterprises and the Offeror do not have any present plans or proposals that would result in the acquisition by any person of additional securities of the Company, the disposition of securities of the Company, an extraordinary transaction, such as a merger, reorganization or liquidation, involving the Company or its subsidiaries, or the sale or transfer of a material amount of assets of the Company or its subsidiaries.

12. CERTAIN EFFECTS OF THE OFFER.

EFFECT ON THE MARKET FOR THE SHARES. The purchase of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly. Consequently, depending upon the number of Shares purchased and the number of remaining holders of Shares, the purchase of Shares pursuant to the Offer may adversely affect the liquidity and market value of the remaining Shares held by the public. The Offeror cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether it would cause future market prices to be greater or less than the Offer Price.

MATERIAL CONTRACTS. Certain of the material contracts that the Company has filed with the SEC as exhibits to its Form 10-K for the year ended December 31, 2020 contain provisions that may be triggered upon a “change of control” of the Company as such term is defined in the applicable underlying material contract. The occurrence of a “change of control” of the Company may result in an event of default, cross default and/or accelerated obligations under certain of the agreements that govern the outstanding indebtedness of the Company and its subsidiaries. In addition, the occurrence of a “change of control” may result in accelerated vesting of the outstanding awards under the Company’s 2006 Restricted Stock/Unit Plan, as amended and restated as of December 28, 2016. The determination as to whether these provisions are triggered will depend on the number of Shares that are tendered in the Offer and whether the Offeror (or any of its affiliates) hold any directorships on the Company’s board of directors. While the closing of the Offer may trigger these provisions, the Offer is not conditioned upon obtaining any approvals, consents or waivers with respect to these material contracts.

STOCK EXCHANGE LISTING. The Shares are currently listed and traded on the NYSE, which constitutes the principal trading market for the Shares. Depending upon the aggregate market value and the number of Shares not purchased pursuant to the Offer, the Shares may no longer meet the standards for continued listing on the NYSE. According to the NYSE’s published guidelines, the NYSE would give consideration to delisting the Shares if, among other things, (i) there were fewer than 400 stockholders, (ii) there were fewer than 1,200 stockholders and the average monthly trading volume was less than 100,000 Shares over the most recent 12 months, (iii) the number of publicly held Shares (excluding Shares held by officers, directors, their immediate families and other concentrated holdings of 10% or more) were less than 600,000, or (iv) the aggregate market value of the publicly held Shares was less than $50 million over a consecutive 30 trading-day period and, at the same time, stockholders’ equity is less than $50 million. Shares held by officers or directors of the Company or their immediate families, or by any beneficial owner of 10% or more of the Shares, ordinarily will not be considered as being “publicly held” for this purpose.

According to the Company’s Form 10-Q filed for the quarterly period ended June 30, 2021, filed with the SEC on August 5, 2021, there were 59,093,403 shares of Common Stock outstanding as of July 30, 2021. If the NYSE were to delist the Shares, it is possible that the Shares would trade on another securities exchange or in the over-the-counter market and that price quotations for the Shares would be reported by such exchange or through other sources. The extent of the public market for the Shares and availability of such quotations would, however, depend upon such factors as the number of holders and the aggregate market value of the publicly held Shares at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act and other factors. The Offeror cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price or marketability of the Shares or whether it would cause future market prices to be greater or less than the price of the Offer Price.

EXCHANGE ACT REGISTRATION. The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application of the Company to the SEC if such Shares are not listed on a national securities exchange and there are fewer than 300 holders of record of the Shares. The termination of the registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its stockholders and to the SEC, and would make certain of the provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) and the requirement of furnishing a proxy statement in connection with stockholders meetings and the related requirement of an annual report to stockholders, and the requirements of Rule 13e-3 with respect to going private transactions, no longer applicable with respect to the Shares or to the Company. Furthermore, if registration of the Shares under the Exchange Act were terminated, the ability of “affiliates” of the Company and persons holding “restricted securities” of the Company to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, may be impaired or, with respect to certain persons, eliminated. If the Shares were no longer registered under the Exchange Act, the Shares would no longer be eligible for NYSE listing.

MARGIN SECURITIES. The Shares are currently “margin securities” under the regulations of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), which has the effect, among other things, of allowing brokers to extend credit on such Shares as collateral. Depending on factors similar to those described above regarding listing and market quotations, it is possible the Shares would no longer constitute “margin securities” for purposes of the Federal Reserve Board’s margin regulations and therefore could no longer be used as collateral for loans made by brokers. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be “margin securities.”

13. DIVIDENDS AND DISTRIBUTIONS.

If, on or after the date of this Offer to Purchase, the Company should (i) split, combine or otherwise change the Shares or its capitalization, (ii) acquire or otherwise cause a reduction in the number of outstanding Shares or (iii) issue or sell any additional Shares, shares of any other class or series of capital stock, other voting securities or any securities convertible into, or options, rights or warrants, conditional or otherwise, to acquire, any of the foregoing, then, without prejudice to the Offeror’s rights under Section 14, the Offeror, in its sole discretion, may make such adjustments to the Offer Price and other terms of the Offer as it deems appropriate to reflect such split, combination or other change.

If, on or after the date of this Offer to Purchase, the Company should declare or pay any dividend on the Shares or make any other distribution (including the issuance of additional shares of capital stock pursuant to a stock dividend or stock split, the issuance of other securities or the issuance of rights for the purchase of any securities) with respect to the Shares that is payable or distributable to stockholders of record on a date prior to the transfer to the name of the Offeror or its nominee or transferee on the Company’s stock transfer records of the Shares purchased pursuant to the Offer, then, without prejudice to the Offeror’s rights under Section 14, (i) the purchase price per Share payable by the Offeror pursuant to the Offer will be reduced to the extent any such dividend in excess of the usual cash dividend or distribution is payable in cash and (ii) any non-cash dividend, distribution or right shall be received and held by the tendering stockholder for the account of the Offeror and will be required to be promptly remitted and transferred by each tendering stockholder to the Depositary for the account of the Offeror, accompanied by appropriate documentation of transfer. Pending such remittance and subject to applicable law, the Offeror will be entitled to all the rights and privileges as owner of any such non-cash dividend, distribution or right and may withhold the entire purchase price or deduct from the purchase price the amount or value thereof, as determined by the Offeror, in its sole discretion.

In the event that we make any change in the offer price or other terms of the Offer, including the number or type of securities offered to be purchased, we will inform the Company’s stockholders of this development and extend the expiration date of the Offer, in each case to the extent required by applicable law.

14. CONDITIONS OF THE OFFER.

Notwithstanding any other provision of the Offer, and in addition to (and not in limitation of) the Offeror’s rights to extend and amend the Offer, the Offeror shall not be required to accept for payment or pay for any Shares tendered pursuant to the Offer, and may terminate or amend the Offer and may postpone the acceptance for payment of and payment for, Shares tendered, if (i) any one or more of the Poison Pill Condition, the Article 7(A) Condition, the Equity Condition or the Regulatory Approval Condition is not satisfied or waived prior to the expiration of the Offer, or (ii) if at any time prior to the expiration of the Offer any of the following conditions shall occur:

(a)

a preliminary or permanent injunction or other order of any federal or state court, government or governmental authority or agency shall have been issued and shall remain in effect which: (i) makes illegal, delays or otherwise directly or indirectly restrains or prohibits the making of the Offer or the acceptance for payment, purchase of or payment for any Shares by the Offeror; (ii) imposes or confirms limitations on the ability of the Offeror effectively to exercise full rights of ownership of any Shares, including, without limitation, the right to vote any Shares acquired by the Offeror pursuant to the Offer or otherwise on all matters properly presented to the Company’s stockholders; (iii) imposes or confirms limitations on the ability of the Offeror to fully exercise the voting rights conferred pursuant to its appointment as proxy in respect of all tendered Shares which it accepts for payment; (iv) requires divestiture by the Offeror of any Shares; or (v) seeks to impose a Burdensome Condition;

(b)

there shall have occurred: (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States; (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States; (iii) any limitation by any governmental authority on, or other event which might affect, the extension of credit by lending institutions or result in any imposition of currency controls in the United States; (iv) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States; (v) a material change in United States or other currency exchange rates or a suspension or a limitation on the markets thereof; or (vi) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

(c)

there shall have been threatened, instituted or pending any action or proceeding before any court or governmental agency or other regulatory or administrative agency or commission or by any other person, challenging the acquisition of any Shares pursuant to the Offer or otherwise directly or indirectly relating to the Offer;

(d)

the Company, or its board of directors or any of the Company’s subsidiary entities or any governing body thereof shall have authorized, proposed or announced its intention to propose any material change to its articles of incorporation or bylaws, any merger, consolidation or business combination or reorganization transaction, acquisition of assets, disposition of assets or material change in its capitalization or indebtedness, or any comparable event not in the ordinary course of business; or

(e)	a tender offer or exchange offer for some or all of the Shares shall have been made or publicly announced or proposed to be made, supplemented or amended by any person other than the Offeror.

For purposes of this Offer to Purchase, “Burdensome Condition” means (a) any agreement, consent, action, condition, restriction, or other mitigation involving the Company or any of its subsidiaries that would be, or would reasonably be expected to be, individually or in the aggregate, material in relation to the businesses, assets or financial condition of the Company and its subsidiaries, taken as a whole; or (b) any proffer, consent or agreement by the Offeror or any of its affiliates, including Carl C. Icahn, to (i) prohibit or limit their or his ownership of any portion of their or his respective businesses or assets (without giving effect to the consummation of the Offer), (ii) divest, hold, separate or otherwise dispose of any portion of their or his respective businesses or assets (without giving effect to the consummation of the Offer), or (iii) impose any other limitation on their or his ability to effectively control or operate their or his respective businesses or otherwise affect their or his ability to control their respective operations (without giving effect to the consummation of the Offer).

The foregoing conditions are for the sole benefit of the Offeror and may be asserted by the Offeror regardless of the circumstances giving rise to any such condition, and may be waived by the Offeror, in whole or in part, at any time and from time to time, prior to the Expiration Date, in the sole discretion of the Offeror and subject to the applicable rules and regulations of the SEC (including Rule 14d-4 under the Exchange Act). The failure by the Offeror at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Should the Offer be terminated pursuant to the foregoing provisions, all tendered Shares not theretofore accepted for payment pursuant thereto shall forthwith be returned to the tendering stockholders.

15. CERTAIN LEGAL MATTERS; REGULATORY APPROVALS; APPRAISAL RIGHTS.

GENERAL. Except as described in this Offer to Purchase, based on a review of publicly available filings by the Company with the SEC and other publicly available information concerning the Company, the Offeror is not aware of any license or regulatory permit that appears to be material to the business of the Company and that might be adversely affected by the Offeror’s acquisition of Shares pursuant to the Offer, or of any approval or other action by any governmental, administrative or regulatory agency or authority, domestic or foreign, that would be required for the acquisition or ownership of Shares by the Offeror pursuant to the Offer. Should any such approval or other action be required, it is presently contemplated that such approval or action would be sought, except as described below under “State Takeover Laws”. See Section 14 — “CONDITIONS OF THE OFFER”.

STATE TAKEOVER LAWS. A number of states have adopted laws which purport, to varying degrees, to apply to attempts to acquire corporations that are incorporated in, or which have substantial assets, stockholders, principal executive offices or principal places of business or whose business operations otherwise have substantial economic effects in, such states, including laws or regulations related to acquisition of or change of control of public utilities or their holding companies. The Company, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted such laws including, without limitation, the states of Arizona, California and Nevada. If any government official or third party seeks to apply any state takeover law to the Offer or any merger or other business combination between the Offeror or any of the Offeror’s subsidiaries or affiliates and the Company, the Offeror may take any action as then appears desirable, which action may include challenging the applicability or validity of such statute in appropriate court proceedings. If it is asserted that one or more state takeover statutes is applicable to the Offer or any such merger or other business combination and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or any such merger or other business combination, the Offeror might be required to file certain information with, or to receive approvals from, the relevant state authorities or holders of Shares, and the Offeror may be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in continuing or completing the Offer or any such merger or other business combination. In such case, the Offeror may not be obligated to accept for payment or pay for any tendered Shares. See Section 14 — “CONDITIONS OF THE OFFER”.

The Company is incorporated under the laws of the State of Delaware. In general, Section 203 of the DGCL (“Section 203”) prohibits an “interested stockholder” (which includes a person who owns or has the right to acquire 15% or more of the corporation’s outstanding voting stock) from engaging in a “business combination” (defined to include mergers and certain other transactions) with a Delaware corporation for a period of three years following the date such person became an interested stockholder unless certain conditions are met. However, the Company’s certificate of incorporation contains a provision stating that Section 203 shall not apply to the Company.

Article 7(A) of the Company’s Certificate of Incorporation requires the approval of the holders of not fewer than eighty-five percent (85%) of the outstanding shares of voting stock of the Company for any “business combination” (defined to include mergers and certain other transactions) of the Company with any “dominant stockholder” (generally defined to include any person or entity which, together with its affiliates and associates, beneficially owns in the aggregate ten percent (10%) or more of the outstanding voting stock of the Company). However, the stockholder approval requirement does not apply if the Company’s board of directors has approved the acquisition of the shares that caused the stockholder to become a “dominant stockholder” or approved the “business combination” between the Company and the dominant stockholder. The Offer is conditioned upon, among other things, the Company’s board of directors having waived the applicability of Article 7(a) of the Company’s Certificate of Incorporation to the purchase of the Shares by the Offeror in the Offer so that the provisions of Article 7(A) would not, at or following consummation of the Offer, prohibit, restrict or apply to any “business combination” involving the Company and the Offeror or any affiliate or associate of the Offeror. See Section 14 — “CONDITIONS OF THE OFFER”.

ANTITRUST. Under the HSR Act and the rules that have been promulgated thereunder by the FTC, certain acquisition transactions may not be completed unless certain information has been furnished to the DOJ and the FTC and certain waiting period requirements have been satisfied. The purchase of Shares pursuant to the Offer is subject to such requirements. See Section 14 — “CONDITIONS OF THE OFFER”.

Pursuant to the requirements of the HSR Act, the Offeror has filed a Notification and Report Form with respect to the Offer with the DOJ and the FTC. The waiting period applicable to the purchase of Shares pursuant to the Offer is fifteen (15) days after such filing. However, prior to such time, the DOJ or the FTC may extend the waiting period by requesting additional information or documentary material relevant to the Offer from the Offeror. If such a request is made, the waiting period will be extended until 11:59 p.m., Eastern time, on the tenth day after substantial compliance by the Offeror with such request.

Shares will not be accepted for payment or paid for pursuant to the Offer until the expiration or early termination of the waiting period applicable to the completion of the Offer under the HSR Act. See Section 14 — “CONDITIONS OF THE OFFER”. Any extension of the waiting period will not give rise to any withdrawal rights not otherwise provided for by applicable law. See Section 3 — “WITHDRAWAL RIGHTS”. If the Offeror’s acquisition of Shares is delayed pursuant to a request by the DOJ or the FTC for additional information or documentary material pursuant to the HSR Act, the Offer may be extended in certain circumstances. See Section 1 — “TERMS OF THE OFFER”.

The DOJ and the FTC scrutinize the legality under the antitrust laws of transactions such as the acquisition of Shares by the Offeror pursuant to the Offer. At any time before or after the completion of any such transactions, the DOJ or the FTC could take such action under the antitrust laws of the United States as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or seeking divestiture of the Shares so acquired or divestiture of substantial assets of the Company. Private parties (including individual States) may also bring legal actions under the antitrust laws of the United States. The Offeror does not believe that the completion of the Offer will result in a violation of any applicable antitrust laws. However, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made, or if such a challenge is made, what the result will be. See Section 14 — “CONDITIONS OF THE OFFER”, including conditions with respect to certain governmental actions.

16. FEES AND EXPENSES.

The Offeror has retained Harkins Kovler, LLC to be the Information Agent and Continental Stock Transfer & Trust Company to be the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, e-mail, telephone, facsimile, telegraph and personal interview and may request banks, brokers, dealers and other nominees to forward materials relating to the Offer to beneficial owners of Shares.

The Information Agent and the Depositary each will receive reasonable and customary compensation for their respective services in connection with the Offer, will be reimbursed for reasonable out-of-pocket expenses, and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under federal securities laws.

The Offeror will not pay any fees or commissions to any broker or dealer or to any other person (other than to the Depositary and the Information Agent) in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by the Offeror for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers.

17. MISCELLANEOUS.

The Offer is being made to all holders of Shares. The Offeror is not aware of any jurisdiction where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If the Offeror becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, the Offeror will make a good faith effort to comply with any such state statute or seek to have such statute declared inapplicable to the Offer. If, after such good faith effort, the Offeror cannot comply with any such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Offeror by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF THE OFFEROR NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE RELATED LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

The Offeror has filed with the SEC a Schedule TO pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, furnishing certain additional information with respect to the Offer. The SEC maintains a website at http://www.sec.gov that contains the Schedule TO and the exhibits thereto and other information that the Offeror has filed electronically with the SEC. Additionally, requests for copies of this Offer to Purchase, the related Letter of Transmittal, and all other related materials may be directed to the Information Agent or brokers, dealers, commercial banks and trust companies and copies will be furnished promptly at the Offer’s expense.

18. LEGAL PROCEEDINGS.

We are not aware of any legal proceedings relating to this Offer to Purchase.

October 27, 2021

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SCHEDULE I

EXECUTIVE OFFICER(S) AND DIRECTOR(S) OF

IEP UTILITY HOLDINGS LLC, BECKTON CORP., ICAHN CAPITAL LP, ICAHN ENTERPRISES G.P. INC., ICAHN ENTERPRISES HOLDINGS L.P., ICAHN ENTERPRISES L.P., ICAHN OFFSHORE LP, ICAHN ONSHORE LP, ICAHN PARTNERS LP, ICAHN PARTNERS MASTER FUND LP, AND IPH GP LLC

The name and positions of the executive officers and directors of the Offeror, Beckton, Icahn Capital, Icahn Enterprises GP, Icahn Enterprises Holdings, Icahn Enterprises L.P., Icahn Offshore, Icahn Onshore, Icahn Partners, Icahn Master, and IPH GP are set forth below. The following sets forth with respect to each executive officer and director such person’s (a) name, (b) present principal occupation or employment and the name and principal business of any corporation or other organization in which such employment or occupation is conducted and (c) material occupations, positions, offices or employment during at least the last five years, giving the starting and ending dates of each and the name and principal business of any corporation or other organization in which such occupation, position, office or employment was carried on. Each such executive officer and/or director is a citizen of the United States of America, and their current principal business address is c/o Icahn Enterprises L.P., 16690 Collins Avenue, Suite PH-1, Sunny Isles Beach, Florida 33160, where the business phone number is (305) 422-4100.

IEP Utility Holdings LLC (Offeror)

Icahn Enterprises Holdings L.P. — Sole Member

Aris Kekedjian — President

David Willetts — Chief Financial Officer; Treasurer

Ted Papapostolou — Chief Accounting Officer; Secretary

Craig Pettit — Vice President of Tax Administration

Beckton Corp.

Carl C. Icahn — Chairman of the Board; President

Jordan Bleznick — Vice President/Taxes*

Hunter Gary — Secretary

Jesse Lynn — Vice President

Irene March — Vice President

Rowella Asuncion-Gumabong — Vice President

Icahn Capital LP

IPH GP LLC — General Partner

Carl C. Icahn — Chief Executive Officer

Jesse Lynn — Chief Operating Officer

Irene March — Executive Vice President; Chief Compliance Officer; Chief Financial Officer

Julie Price — Vice President Operations

Marat Muratov — Controller; Authorized Signatory

Craig Pettit – Vice President/Taxes*

Gail Golden — Authorized Signatory

Icahn Enterprises G.P. Inc.

Carl C. Icahn — Chairman of the Board

Brett Icahn — Director

David Willetts — Director; Chief Financial Officer

Aris Kekedjian — Director; President and Chief Executive Officer

Alvin B. Krongard — Director

Stephen A. Mongillo — Director

Michael Nevin — Director

Denise Barton — Director

Nancy Dunlap — Director

Ted Papapostolou — Principal Accounting Officer; Secretary

Craig Pettit — Vice President of Tax Administration

Kevin McGinness — Director, SEC Reporting

Icahn Enterprises Holdings L.P.

Icahn Enterprises G.P. Inc. — General Partner

Icahn Enterprises L.P.

Icahn Enterprises G.P. Inc. — General Partner

Icahn Offshore LP

Icahn Capital LP — General Partner

Carl C. Icahn — Chief Executive Officer

Jesse Lynn — Chief Operating Officer

Irene March — Executive Vice President; Chief Compliance Officer; Chief Financial Officer

Julie Price — Vice President Operations

Marat Muratov — Controller; Authorized Signatory

Craig Pettit — Vice President/Taxes*

Gail Golden — Authorized Signatory

Icahn Onshore LP

Icahn Capital LP — General Partner

Carl C. Icahn — Chief Executive Officer

Jesse Lynn — Chief Operating Officer

Irene March — Executive Vice President; Chief Compliance Officer; Chief Financial Officer

Julie Price — Vice President Operations

Marat Muratov — Controller; Authorized Signatory

Craig Pettit — Vice President/Taxes*

Gail Golden — Authorized Signatory

Icahn Partners LP

Icahn Onshore LP — General Partner

Carl C. Icahn — Chief Executive Officer

Jesse Lynn — Chief Operating Officer

Irene March — Executive Vice President; Chief Compliance Officer; Chief Financial Officer

Julie Price — Vice President Operations

Marat Muratov — Controller; Authorized Signatory

Craig Pettit — Vice President/Taxes*

Gail Golden — Authorized Signatory

Icahn Partners Master Fund LP

Icahn Offshore LP — General Partner

Carl C. Icahn — Chief Executive Officer

Jesse Lynn — Chief Operating Officer

Irene March — Executive Vice President; Chief Compliance Officer; Chief Financial Officer

Julie Price — Vice President Operations

Marat Muratov — Controller; Authorized Signatory

Craig Pettit — Vice President/Taxes*

Gail Golden — Authorized Signatory

IPH GP LLC

Icahn Enterprises Holdings L.P. — Sole Member

Carl C. Icahn — Chief Executive Officer

Jesse Lynn — Chief Operating Officer

Irene March — Executive Vice President; Chief Compliance Officer

Craig Pettit — Vice President/Taxes*

Julie Price — Vice President Operations

Marat Muratov — Controller; Authorized Signatory

Gail Golden — Authorized Signatory

*	Authorized solely to execute documents related to tax matters.

Carl C. Icahn has served as Chairman of the Board and a director of Starfire Holding Corporation, a privately-held holding company, and Chairman of the Board and a director of various subsidiaries of Starfire, since 1984. Since August 2007, through his position as Chief Executive Officer of Icahn Capital LP, a wholly-owned subsidiary of Icahn Enterprises L.P. (“Icahn Enterprises”), and certain related entities, Mr. Icahn’s principal occupation has been managing private investment funds, including each Offeror. Since 1990, Mr. Icahn has been Chairman of the Board of Icahn Enterprises GP, the general partner of Icahn Enterprises and Icahn Enterprises Holdings. Icahn Enterprises is a diversified holding company with operating segments in Investment, Energy, Automotive, Food Packaging, Metals, Real Estate and Home Fashion. Mr. Icahn was previously: Chairman of the Board of Tropicana Entertainment Inc., a company that is primarily engaged in the business of owning and operating casinos and resorts, from 2010 until 2018; Chairman of the Board of CVR Refining, LP from 2013 to 2018; Chairman of the Board of CVR Energy, Inc., from 2012 to 2018; President and a member of the Executive Committee of XO Holdings, from 2011 to 2017, and Chairman of the Board of its predecessors, from 2003 to 2011; a director of Federal-Mogul LLC, a supplier of automotive powertrain and safety components, from 2007 to 2015, and the non-executive Chairman of the Board of Federal-Mogul LLC, from 2008 to 2015; Chairman of the Board of American Railcar Industries, Inc., a railcar manufacturing company, from 1994 to 2014; a director of American Railcar Leasing LLC, a lessor and seller of specialized railroad tank and covered hopper railcars, from 2004 to 2013; a director of WestPoint Home LLC, from 2005 to 2011; and a director of Cadus Corporation, a company engaged in the acquisition of real estate for renovation or construction and resale, from 1993 to 2010.

Rowella Asuncion-Gumabong has served as Controller of Icahn Associates Holding LLC and other private entities and foundations owned and controlled by Mr. Carl C. Icahn since February 2014. From 2009 to 2014, Ms. Asuncion-Gumabong was the Director for Financial Reporting of Icahn Associates. Ms. Asuncion-Gumabong has served as Vice-President in several private entities owned and controlled by Mr. Icahn since 2014. Previously, Ms. Asuncion-Gumabong worked as Audit Supervisor at McGladrey and Pullen in 2008 and as Audit Senior at Grant Thornton LLP from 2005-2007. Ms. Asuncion-Gumabong also worked as Audit Senior from 2002-2005 and as Audit Junior from 2000-2005 at Punongbayan & Araullo, member firm of Grant Thornton International. Ms. Asuncion-Gumabong received her B.S. in Accountancy, cum laude, from the University of the Philippines in the Visayas in 2000. Ms. Asuncion-Gumabong is a Certified Public Accountant in the USA and in the Philippines.

Denise Barton has served as a director of Icahn Enterprises’ general partner, Icahn Enterprises GP, since September 2019. Ms. Barton has been Chief Restructuring Officer and Chief Financial Officer of Icahn Automotive Group LLC, an automotive parts installer, retailer and distributor, since July 2021. Ms. Barton has served on the board of directors and audit committee of Viskase Companies, Inc., a subsidiary of Icahn Enterprises, since May 2016 and served on the board of directors and audit committee for Trump Entertainment Resorts, Inc., a subsidiary of Icahn Enterprises, from February 2016 through June 2017. Ms. Barton served as a member of the Operating Executive Board of Gotham Private Equity Partners, LP, a

New York based merchant banking firm, from March 2010 through January 2014. Ms. Barton served as the Chief Financial Officer for Land Holdings I, LLC, a company formed to develop, own and operate the Scarlet Pearl Casino Resort, from March 2012 through March 2017. In addition, Ms. Barton has over 15 years’ experience in public accounting and has served as Chief Financial Officer in both public and private companies. Ms. Barton is a certified public accountant and has been licensed by the Nevada State Gaming Control Commission, the New Jersey Casino Control Commission and the Mississippi Gaming Commission.

Jordan Bleznick has been the Vice President/Taxes of Starfire Holding Corporation, a privately-held holding company controlled by Carl C. Icahn, since 2002. He has been the Chief Tax Counsel for various affiliates of Mr. Icahn since April 2002. Mr. Bleznick was previously a partner in the New York City office of the law firm of DLA Piper from March 2000 through March 2002, he was an associate and then a partner at the New York City law firm of Gordon Altman Weitzen Shalov and Wein from March 1984 until February 2000. Mr. Bleznick is currently a director of: Enzon Pharmaceuticals, Inc., a public acquisition vehicle, since August 2020. Enzon Pharmaceuticals, Inc. is indirectly controlled by Carl C. Icahn. Mr. Bleznick received a B.A. in Economics from the University of Cincinnati in 1976, a J.D. from The Ohio State University College of Law in 1979 and a L.L.M. in Taxation from the New York University School of Law in 1980.

Nancy Dunlap has served as a director of Icahn Enterprises’ general partner, Icahn Enterprises GP, since April 2021. Ms. Dunlap currently serves as the private counsel and head of the private family office of former New Jersey Governor and United States Senator Jon S. Corzine. Since 1999, Ms. Dunlap has overseen all personal investment and legal affairs of the Corzine Family Office. As head of Mr. Corzine’s private family office, Ms. Dunlap also serves as a Trustee of the Jon S. Corzine Trust and as Director of the Jon S. Corzine Foundation. Ms. Dunlap was previously a director of: CVR Refining, LP, an independent downstream energy limited partnership, from July 2018 to February 2019; and Equita Sim, a private investment bank headquartered in Milan, Italy, from November 2010 to September 2015. Ms. Dunlap was also previously a director of Amp Electric Vehicles from March 2010 to September 2012. Ms. Dunlap received a Juris Doctor from St. John’s University School of Law and a Bachelor of Arts from University of Denver.

Hunter C. Gary has served as Senior Vice President of Icahn Enterprises L.P. (a diversified holding company engaged in a variety of businesses, including investment, automotive, energy, food packaging, metals, real estate and home fashion) since November 2010. Prior to that time, Mr. Gary has been employed by Icahn Associates Corporation, an affiliate of Icahn Enterprises L.P., in various roles since June 2003, most recently as the Chief Operating Officer of Icahn Sourcing LLC. Mr. Gary joined the Board of Directors of Conduent Incorporated, a provider of business process outsourcing services in August 2020, Mr. Gary has served as director for CVR Energy, Inc., a diversified holding company primarily engaged in the petroleum refining and nitrogen fertilizer manufacturing industries, since September 2018, Cadus Corporation, a company engaged in the acquisition of real estate for renovation or construction and resale, since February 2014, and President and Chief Executive Officer of Cadus since March 2014. In addition, Mr. Gary serves as a director of certain wholly-owned subsidiaries of Icahn Enterprises L.P., including: Icahn Automotive Group LLC, an automotive parts installer, retailer and distributor; PSC Metals, LLC, a metal recycling company; and WestPoint Home LLC, a home textiles manufacturer. Mr. Gary has also been a member of the Executive Committee of ACF Industries LLC, a railcar manufacturing company, since July 2015. Mr. Gary was previously a director of: CVR Partners, LP, a nitrogen fertilizer company, from September 2018 to march 2021; a director of Herbalife Ltd., a nutrition company, from April 2014 to January 2021; Ferrous Resources Limited, an iron ore mining company with operations in Brazil, from June 2015 until July 2019; CVR Refining, LP, an independent downstream energy limited partnership, from September 2018 until February 2019; Federal-Mogul Holdings LLC (formerly known as Federal-Mogul Holdings Corporation), a supplier of automotive powertrain and safety components, from October 2012 to

February 2016; Voltari Corporation, a mobile data services provider, from October 2007 to September 2015; American Railcar Industries, Inc., a railcar manufacturing company, from January 2008 to June 2015; Viskase Companies Inc., a meat casing company, from August 2012 to June 2015; and Tropicana Entertainment Inc., a company that is primarily engaged in the business of owning and operating casinos and resorts, from March 2010 until October 2018. Icahn Automotive, Viskase Companies, PSC Metals, CVR Energy, CVR Partners, and WestPoint Home each are indirectly controlled by Carl C. Icahn. ACF Industries, Ferrous Resources Limited, Cadus, Tropicana Entertainment, Federal-Mogul, Voltari, CVR Refining, and American Railcar Industries were previously indirectly controlled by Mr. Icahn. Mr. Icahn also has a non-controlling interest in Herbalife through the ownership of securities. Mr. Gary received his B.S. with senior honors from Georgetown University as well as a certificate of executive development from Columbia Graduate School of Business.

Gail Golden is an officer or director of various entities controlled by Mr. Icahn. Since 1978, Ms. Golden has served in various capacities at Icahn & Co., LLC and its predecessor which was a registered broker-dealer and a member of the National Association of Securities Dealers from 1968 to 2005. Ms. Golden served as the Chief Executive Officer of Maupintour, LLC, a tour operator controlled by Mr. Icahn, from 1999 to January 2005.

Brett Icahn has been a Portfolio Manager for Icahn Capital LP, a subsidiary of Icahn Enterprises L.P. (a diversified holding company engaged in a variety of businesses, including investment, automotive, energy, food packaging, metals, real estate and home fashion), since October 2020. Mr. Icahn was previously a consultant for Icahn Enterprises L.P., where he exclusively provided investment advice to Carl C. Icahn with respect to the investment strategy for Icahn Enterprises’ Investment segment and with respect to capital allocation across Icahn Enterprises’ various operating subsidiaries from 2017 to 2020. From 2010 to 2017, Mr. Icahn was responsible for co-executing an investment strategy across all industries as a Portfolio Manager of the Sargon Portfolio for Icahn Capital LP, the entity through which Carl C. Icahn manages investment funds. From 2002 to 2010, Mr. Icahn served as an investment analyst for Icahn Capital LP and in a variety of investment advisory roles for Carl C. Icahn. Mr. Icahn joined the Board of Directors of Bausch Health Companies Inc., a company that develops and manufactures health care products, in March 2021. Mr. Icahn has been a director of: Icahn Enterprises L.P., a diversified holding company engaged in a variety of businesses, including investment, automotive, energy, food packaging, metals, real estate and home fashion since October 2020; Newell Brands Inc., a global marketer of consumer and commercial products, since March 2018. Mr. Icahn was previously a director of: Nuance Communications, Inc., a provider of voice and language solutions, from October 2013 to March 2016; Voltari Corporation, a mobile data services provider, from January 2010 to August 2014; American Railcar Industries, Inc., a railcar manufacturing company, from January 2007 to June 2014; Cadus Corporation, a company engaged in the acquisition of real estate for renovation or construction and resale, from January 2010 to February 2014; Take-Two Interactive Software Inc., a publisher of interactive entertainment products, from April 2010 to November 2013; and The Hain Celestial Group, Inc., a natural and organic products company, from July 2010 to November 2013. American Railcar Industries, Cadus and Voltari were previously indirectly controlled by Carl C. Icahn. Carl C. Icahn also has or previously had non-controlling interests in Bausch Health Companies, Newell Brands, Nuance, Hain Celestial and Take-Two through the ownership of securities. Brett Icahn is Carl C. Icahn’s son. Mr. Icahn received a B.A. from Princeton University.

Aris Kekedjian has been the President, Chief Executive Officer and a director of Icahn Enterprises L.P., a diversified holding company engaged in a variety of businesses, including investment, automotive, energy, food packaging, metals, real estate and home fashion, since April 2021. In addition, Mr. Kekedjian has been a Managing Partner of Webbs Hill Partners, LLC. Mr. Kekedjian has advised on and provided strategic and financial solutions in the fintech, sustainability and other emerging industries. Mr. Kekedjian has also served as a strategic advisor to ECN Capital, a finance company listed on the Toronto Stock Exchange. From 1989 to 2019, Mr. Kekedjian served in various positions with General Electric Company, most recently as Chief Investment Officer and Head of Business Development of the company. Previous roles included Vice-President of Business Development at GE Capital, Chief Financial Officer of GE Money in EMEA and Chief Executive Officer of GE Capital in MEA. Mr. Kekedjian has been a director of: Xerox Corporation, a provider of document management solutions, since May 2021, FinServ Acquisition Corp. and Tuatara Capital Acquisition Corporation, special purpose acquisition companies, and XPO Logistics, Inc., transportation and logistics company, Maptuit, transportation geotechnology provider which is now part of Verizon, and on the advisory board of enterprise-software company eMOBUS, which is now part of Asentinel. Mr. Kekedjian has also been a member of the Executive Committee of ACF Industries LLC, a railcar manufacturing company, since June 2021. ACF Industries was previously indirectly controlled by Mr. Icahn. Mr. Icahn also has or previously had non-controlling interests Xerox through the ownership of securities. Mr. Kekedjian holds a Bachelor of Commerce degree in finance and international business from Concordia University in Montreal, Canada.

Alvin B. Krongard has served as a director and the audit committee of Icahn Enterprises L.P. and its general partner, Icahn Enterprises G.P., Inc., since December 1993. He currently serves as the lead independent director and chairman of the audit committee of the board of directors of Under Armour, Inc., as a director and chairman of the corporate governance committee and the investment committee of the board of directors of Iridium Communications Inc., and as a director and a member of the audit committee of the board of directors of Apollo Global Management, LLC. He served as Executive Director of the Central Intelligence Agency from 2001 to 2004 and as counselor to the Director of the Central Intelligence Agency from 2000 to 2001. Mr. Krongard previously served in various capacities at Alex.Brown, Incorporated, including serving as Chief Executive Officer beginning in 1991 and assuming additional duties as Chairman of the board of directors in 1994. Upon the merger of Alex.Brown with Bankers Trust Corporation in 1997, Mr. Krongard became Vice Chairman of the Board of Bankers Trust and served in such capacity until joining the Central Intelligence Agency in 1998. Mr. Krongard graduated with honors from Princeton University and received a Juris Doctor degree from the University of Maryland School of Law, where he graduated with honors.

Jesse Lynn has been the General Counsel of Icahn Enterprises L.P. (NASDAQ: IEP), a diversified holding company engaged in a variety of businesses, including investment, energy, automotive, food packaging, metals, real estate, home fashion and pharma, since 2014. Mr. Lynn also serves as Chief Operating Officer of Icahn Capital LP, the entity through which Carl C. Icahn manages investment funds. He currently serves as a director of Conduent Incorporated (NASDAQ: CNDT) and FirstEnergy Corp. (NYSE: FE). Mr. Lynn previously served as a director of Cloudera, Inc. (NASDAQ: CLDR) through its sale to CD&R and KKR, Herbalife Nutrition Ltd. (NYSE: HLF) and The Manitowoc Company, Inc. (NYSE: MTW). Prior to his current position, Mr. Lynn served as Assistant General Counsel of Icahn Enterprises from 2004 to 2014. Prior to that, Mr. Lynn worked as an associate in the New York office of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. in its business and finance department and as an associate in the corporate group at Gordon Altman Butowsky Weitzen Shalov & Wein. Mr. Lynn received a B.A. from the University of Michigan and a J.D. from the Boston University School of Law.

Irene March serves as Executive Vice President and Chief Compliance Officer of each of Icahn Offshore, Icahn Onshore, Icahn Partners and Icahn Master and previously served as each entity’s Chief Financial Officer. Ms. March has over twenty years of accounting and finance experience in the asset management industry. Ms. March has been with Icahn Associates since December 2003 and is responsible for financial reporting, accounting, administration and investment operations for various Icahn funds. Prior to joining the Icahn organization, Ms. March held senior finance and accounting positions with Summit Asset Management Co. and Rho Asset Management Co., both private investment companies with concentrations in venture capital and private equity. Ms. March also had previous experience as controller for the investment firm, Henry Kaufman & Co. Ms. March is a C.P.A. and received her from Dickinson College and an M.B.A. from Rutgers University.

Kevin McGinness has been Director of Financial Reporting of Icahn Enterprises since 2013. From 2007 until 2013, Mr. McGinness worked as SEC Reporting Analyst of Icahn Enterprises. Previously, Mr. McGinness worked as a manager and senior associate at KPMG LLP in their audit practice from 2003 until 2007 and as an audit associate at several regional public accounting firms from 2000 until 2003. Mr. McGinness received a B.S. in Accounting from The University at Albany, State University of New York.

Stephen Mongillo has served as a director of Icahn Enterprises’ general partner, Icahn Enterprises GP, since March 2020. Mr. Mongillo has served as a director of CVR Energy, Inc. since May 2012 and is chairman of the audit committee. Mr. Mongillo is a private investor. Mr. Mongillo is currently the Chairman and CEO of AMPF, Inc., a distributor of picture frame moldings and supplies of which he is the principal shareholder. From 2016 to 2018 Mr. Mongillo served as a director or HERC Holdings, Inc. From 2009 to 2011, Mr. Mongillo served as a director of American Railcar Industries, Inc. From January 2008 to January 2011, Mr. Mongillo served as a managing director of Icahn Capital LP, the entity through which Mr. Carl Icahn managed third-party investment funds. From March 2009 to January 2011, Mr. Mongillo served as a director of WestPoint International Inc. Prior to joining Icahn Capital, Mr. Mongillo worked at Bear Stearns for 10 years, most recently as a senior managing director overseeing the leveraged finance group’s efforts in the healthcare, real estate, gaming, lodging, leisure, restaurant and education sectors. American Railcar Industries and WestPoint International are each, directly or indirectly, controlled by Carl C. Icahn. Mr. Mongillo received a B.A. from Trinity College and an M.B.A from the Amos Tuck School of Business Administration at Dartmouth College.

Marat Muratov has been a Controller of Icahn Capital L.P., since January 2020. Prior to joining Icahn Capital, Mr. Muratov was a Legal Entity Controller at HPS Investment Partners, LLC from 2018 to 2019, working on a management company side. From 2012 to 2018, Mr. Muratov was an Assurance Manager in the New York Asset Management practice at PricewaterhouseCoopers, where he primarily focused on private equity, hedge fund, mutual fund and fund of fund clients with additional exposure into broker-dealers, management companies and employee benefit plans. Mr. Muratov received his MBA from Zicklin School of Business and is an active CPA in state of New York.

Michael Nevin has been employed as Chief Financial Officer of Icahn Automotive Group LLC, an automotive parts installer, retailer and distributor wholly-owned by IEP, since February 2019. Mr. Nevin served as a Managing Director at Icahn Enterprises L.P., a diversified holding company engaged in a variety of businesses, including investment, automotive, energy, food packaging, metals, real estate and home fashion, from June 2018 to August 2019. From July 2015 to June 2018, Mr. Nevin served as a Financial Analyst at Icahn Enterprises. Mr. Nevin is responsible for analyzing and monitoring portfolio companies for Icahn Enterprises L.P. Prior to joining Icahn Enterprises, Mr. Nevin was employed by Jefferies LLC as a Research Analyst from 2014 to 2015 covering the Utilities sector. Mr. Nevin was also employed by JP Morgan Investment Bank in various roles from 2009 to 2014. Mr. Nevin has been a director of Icahn Enterprises L.P., since December 2018; and Viskase Companies, Inc., a meat casing company, since April 2017. Mr. Nevin was previously a director of: Ferrous Resources Limited, an iron ore mining company with operations in Brazil, from December 2016 until August 2019; American Railcar Industries, Inc., a railcar manufacturing company, from February 2017 until December 2018; Conduent Incorporated, a provider of business process outsourcing services, from December 2016 until April 2019; and Federal-Mogul LLC (formerly known as Federal-Mogul Holdings Corporation), a supplier of automotive powertrain and safety components, from February 2016 until April 2018. Viskase Companies and Icahn Automotive are each indirectly controlled by Mr. Icahn and American Railcar Industries, Ferrous Resources and Federal-Mogul were indirectly controlled by Carl C. Icahn. Mr. Icahn also has non-controlling interests in Conduent through the ownership of securities. Mr. Nevin received his B.S. from Drexel University.

Ted Papapostolou has served as Chief Accounting Officer of Icahn Enterprises since March 2020, and as its Secretary since April 2020. Mr. Papapostolou served in various progressive accounting positions at Icahn Enterprises from March 2007 to March 2020. Mr. Papapostolou has served as director of Viskase Companies, Inc., a meat casing company, since April 2020. Viskase Companies, Inc., is indirectly controlled by Carl C. Icahn. Previously, Mr. Papapostolou worked at Grant Thornton LLP in their audit practice. Mr. Papapostolou received his M.B.A from The Peter J. Tobin College of Business at Saint John’s University and his B.B.A from Frank G. Zarb School of Business at Hofstra University.

Craig Pettit has been the Vice President of Tax Administration of Icahn Enterprises GP since October 2007. He has served as a Vice President and a Director of Taxes for various entities controlled by Mr. Icahn since October 2000. Mr. Pettit received a B.S. in Accounting and a Masters in Taxation from Brigham Young University.

Julie Price has served as Vice President of Operations for Icahn Capital LP since January 2020. Mrs. Price has been with Icahn Capital since March 2007 in the investment accounting and operations departments. Previously, Mrs. Price worked for the hedge fund administrations at The Bank of New York in their Alternative Investment Services Department as a team manager and Vice President, and at GlobeOp Financial Services as an associate manager. Mrs. Price received her B.A cum laude from Iona College in Mathematics and Economics in 2003.

David Willetts has been the Chief Financial Officer and a director of Icahn Enterprises L.P., a diversified holding company engaged in a variety of businesses, including investment, automotive, energy, food packaging, metals, real estate and home fashion, since June 2021. In addition, he has served as a Managing Director at AlixPartners, a global consulting firm which specializes in improving corporate financial and operational performance and executing corporate turnarounds. Since 2012, Mr. Willetts has worked continuously with Private Equity firms and Public companies in the industrial, automotive, consumer products, retail and energy sectors. Prior to that time, he was a senior operating executive at Cerberus Capital for eight years, serving in multiple financial and operating roles including CFO, divisional CEO and lead executive restructuring roles within Cerberus’ operating companies. Prior to 2005, Mr. Willetts was employed at General Electric in progressive finance executive roles within GE’s Corporate Audit Staff and industrial business units, including as the CFO of GE Lighting Systems and CFO of GE C&I Lighting, North America. Mr. Willetts has been a director of: CVR Partners LP, a nitrogen fertilizer company, since June 2021; a director of Viskase Companies, Inc., a meat casing company, since June 2021, and Chairman of its Board of Directors since June 2021; and a director of CVR Energy, Inc., a diversified holding company primarily engaged in petroleum refining and nitrogen fertilizer production, since June 2021. Viskase Companies, CVR Energy and CVR Partners are each indirectly controlled by Carl C. Icahn Mr. Willetts graduated from Franklin and Marshall College in 1997 Summa Cum Laude, with a B.A. in business, with a double concentration in accounting and finance.

SCHEDULE II

TRANSACTIONS BY

IEP UTILITY HOLDINGS LLC, BECKTON CORP., ICAHN CAPITAL LP, ICAHN ENTERPRISES G.P. INC., ICAHN ENTERPRISES HOLDINGS L.P., ICAHN OFFSHORE LP, ICAHN ONSHORE LP, ICAHN PARTNERS LP, ICAHN PARTNERS MASTER FUND LP, IPH GP LLC AND THEIR AFFILIATES WITHIN THE PAST SIXTY (60) DAYS

The table below indicates the date of each purchase and sale of Shares (including Shares underlying forward contracts) by the Offeror, Beckton, Icahn Capital, Icahn Enterprises GP, Icahn Enterprises Holdings, Icahn Offshore, Icahn Onshore, Icahn Partners, Icahn Master, IPH GP and their affiliates within the past sixty (60) days and the number of Shares in each such purchase and sale or exercise of forward contracts. Affiliates of the Offeror have entered into, from time to time, one or more cash-settled equity swaps with broker-dealers or other financial institutions and counterparties with respect to the Shares, with reference prices and maturity dates that vary depending upon the terms of each such cash-settled swap.

Name	Date	Shares Purchased/Shares Underlying Forward Contracts (Shares Sold)		Price Per Share
Icahn Partners LP	8/27/2021	52,600	(1)	$6.02	(2)
Icahn Partners LP	8/30/2021	49,678	(1)	$6.77	(2)
Icahn Partners LP	8/31/2021	61,366	(1)	$7.16	(2)
Icahn Partners LP	9/1/2021	49,743	(1)	$8.43	(2)
Icahn Partners LP	9/2/2021	55,525	(1)	$8.80	(2)
Icahn Partners LP	9/3/2021	43,835	(1)	$8.47	(2)
Icahn Partners LP	9/7/2021	31,366	(1)	$7.98	(2)
Icahn Partners LP	9/14/2021	1,812		$69.16
Icahn Partners Master Fund LP	8/27/2021	37,400	(1)	$6.02	(2)
Icahn Partners Master Fund LP	8/30/2021	35,322	(1)	$6.77	(2)
Icahn Partners Master Fund LP	8/31/2021	43,634	(1)	$7.16	(2)
Icahn Partners Master Fund LP	9/1/2021	35,257	(1)	$8.43	(2)
Icahn Partners Master Fund LP	9/2/2021	39,475	(1)	$8.80	(2)
Icahn Partners Master Fund LP	9/3/2021	31,165	(1)	$8.47	(2)
Icahn Partners Master Fund LP	9/7/2021	22,300	(1)	$7.98	(2)
Icahn Partners Master Fund LP	9/14/2021	1,288		$69.16

(1)	Represents Shares to be acquired pursuant to a forward contract which expires on August 10, 2023.
(2)

Represents a forward price of $63.00 per Share, plus the amount per Share that the record holder paid the counterparty to the forward contracts upon entering into the contracts. The forward price is subject to adjustment to account for any dividends or other distributions declared by Southwest Gas. In addition, the record holder paid a financing charge to the counterparty to the forward contracts. The forward contracts provide for physical settlement, with Icahn Partners and Icahn Master retaining the right to elect cash settlement. The forward contracts do not give Icahn Partners or Icahn Master direct or indirect voting, investment or dispositive control over the Shares to which the contracts relate. The forward contracts expire on August 10, 2023.

II-1

Manually signed facsimile copies of the Letter of Transmittal will be accepted. Letters of Transmittal and certificates for Shares and certificates, if any, for the associated Rights, should be sent or delivered by each stockholder of the Company or his or her broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below:

The Depositary for the Offer is:

Continental Stock Transfer & Trust Company

By Mail or Overnight Courier:	By Facsimile Transmission
(for eligible institutions only): 212-616-7610
Continental Stock Transfer & Trust Company 1 State Street, 30th Floor New York, NY 10004 Attention: Corporate Actions Department	Continental Stock Transfer & Trust Company 1 State Street, 30th Floor New York, NY 10004 Attention: Corporate Actions Department

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSIONS OF INSTRUCTIONS VIA FACSIMILE TRANSMISSION TO A NUMBER OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY TO THE DEPOSITARY.

Any questions or requests for assistance may be directed to the Information Agent at its address and telephone numbers set forth below. Requests for additional copies of this Offer to Purchase and the Letter of Transmittal may be directed to the Information Agent or the Depositary. Stockholders may also contact their brokers, dealers, commercial banks, trust companies or other nominees for assistance concerning the Offer.

The Information Agent for the Offer is:

Harkins Kovler, LLC

3 Columbus Circle, 15th Floor

New York, NY 10019

Banks and Brokerage Firms Please Call Collect: +1 (212) 468-5380

All Others Call Toll-Free: +1 (800) 326-5997

Email: swx@harkinskovler.com